POST-EFFECTIVE AMENDMENT NOT AUTOMATICALLY EFFECTIVE UPON FILING
As filed with the Securities and Exchange Commission on October 24, 2006,

Registration No. 333-125603

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
ON
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MERGE TECHNOLOGIES INCORPORATED
(Exact name of registrant as specified in its charter)

Wisconsin	3845	39-1600938
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code No.)	Identification No.)

6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214-5650
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kenneth D. Rardin
President and Chief Executive Officer

6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214-5650, (414) 977-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas R. Newkirk

General Counsel

6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214-5650, (414) 977-4000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE:

This Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-125603) is being filed on Form S-1 because the registrant is currently ineligible to file a registration statement on Form S-3 due to the untimely filing of its Form 10-K for the year ended December 31, 2005 and its Reports on Form 10-Q for the quarters ended March 31 and June 30, 2006. The prospectus included in this Post-Effective Amendment amends and supersedes in its entirety the prospectus dated July 12, 2005 which was filed in connection with the Registration Statement pursuant to Rule 424(b)(3).

2

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 24, 2006

4,568,161 Shares

Merge Technologies Incorporated

Common Stock

We may issue from time to time up to 4,568,161 shares of our Common Stock in exchange for exchangeable shares of a special purpose subsidiary of ours, Merge Cedara ExchangeCo Limited, which we refer to in this prospectus as “ExchangeCo.”  ExchangeCo issued 13,210,168 exchangeable shares to certain Canadian shareholders of Cedara Software Corp., in connection with a merger transaction between Cedara Software Corp. and us that was consummated on June 1, 2005.  Through September 30, 2006, 8,642,007 exchangeable shares were exchanged for an equal number of shares of our Common Stock.  Holders of exchangeable shares may exchange the exchangeable shares for our Common Stock at any time following effectiveness of the Registration Statement of which this prospectus is a part.  Subject to applicable law and the overriding right of Merge Technologies Holdings Co., our wholly-owned Nova Scotia subsidiary, which we refer to in this prospectus as “Merge Holdings,” to purchase the exchangeable shares, ExchangeCo will redeem all of the exchangeable shares on the date established by the board of directors of ExchangeCo, which date shall be no earlier than April 30, 2010.  In certain circumstances, ExchangeCo has the right to require a redemption of the exchangeable shares prior to April 30, 2010.  The exchangeable shares trade on the Toronto Stock Exchange under the symbol “MRG”.  See the section of this prospectus captioned “Description of Capital Stock — Exchangeable Shares” for a description of the circumstances under which the exchangeable shares may be redeemed.

Our Common Stock trades on the NASDAQ Global Market under the symbol “MRGE”.  On October 20, 2006, the per share closing price of our Common Stock on such market was $8.00 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our Common Stock involves risks.  See “Risk Factors” beginning on page 5.

The date of this prospectus is                 , 2006.

TABLE OF CONTENTS

PROSPECTUS SUMMARY
THE OFFERING
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
MATERIAL UNITED STATES AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
EXPERTS
LEGAL MATTERS
INFORMATION WITH RESPECT TO THE REGISTRANT
WHERE YOU CAN FIND MORE INFORMATION

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only on the date of this prospectus regardless of the time of delivery of this prospectus or of any sale or issuance of our Common Stock.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus.  This summary may not contain all of the information that you should consider before investing in our Common Stock.  You should read the entire prospectus carefully before making an investment decision.

MERGE TECHNOLOGIES INCORPORATED

Our Business

Merge Technologies Incorporated, a Wisconsin corporation doing business as Merge Healthcare, and its subsidiaries or affiliates (collectively, “Merge Healthcare,” “we,” “us,” or “our”), develops medical imaging and information management software and delivers related services. There are three principal sales and business development channels for Merge Healthcare: Direct, which generally sells to the U.S. end-user healthcare market comprised of hospitals, imaging centers and specialty clinics; OEM and International, which primarily sells to OEMs and Value Added Resellers (VARs), comprised of companies that develop, manufacture or resell medical imaging software or devices, and also to the international end-user healthcare market; and eCommerce, which distributes certain products through the Internet via our website. Merge Healthcare is unique in the industry in its three-channel distribution methodology. Products and services developed throughout Merge Healthcare are sold via Direct, OEM/VAR and International, and eCommerce channels worldwide. This multiple channel approach was developed to optimize the sales of the products created throughout all of Merge Healthcare, resulting in a large portfolio of solutions that can be sold in the manner that best benefits our customers, and generates both upstream and downstream revenues for us.

Corporate Information

We were founded in 1987 and built a reputation as a company that enabled the transformation of legacy radiology (film-based) images into modern (filmless) digitized images for distribution and diagnostic interpretation.  We acquired eFilm Medical Inc. (eFilm) in June 2002 and began doing business under the name of Merge eFilm in order to leverage eFilm’s international name recognition for diagnostic medical image workstation software with thousands of users worldwide.  In July 2003, we acquired RIS Logic, Inc. (RIS Logic), a Radiology Information Systems (RIS) company that designed software to manage business and clinical workflow for imaging centers to streamline operations and accelerate productivity.  We acquired AccuImage Diagnostics Corp. (AccuImage) in January 2005.  AccuImage was founded from radiology academic research, and created products that used advanced visualization technologies for clinical specialty medical imaging. In June 2005, we completed our business combination with Cedara Software Corp. Cedara Software Corp. was established in 1982, and uses our most experienced medical imaging technology experts to create medical imaging software for OEM and VAR customers.  Since our business combination with Cedara Software Corp., we have referred to our OEM/VAR and International channel as “Cedara” and our direct channel as “Merge eMed”.

Our principal executive offices are located at 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214-5650, and our telephone number there is (414) 977-4000.  Our web site is located at www.merge.com.  The information on our web site is not a part of this prospectus.

THE OFFERING

Common stock offering by us	4,568,161 shares, subject to adjustment for stock splits, stock dividends or similar transactions.

Purpose of the offering

This offering is related to a merger transaction that we consummated with Cedara Software Corp. on June 1, 2005, and pursuant to which Merge Cedara ExchangeCo Limited, our indirect wholly owned subsidiary (“ExchangeCo”), issued the exchangeable shares to certain Canadian shareholders of Cedara Software Corp. The holders of exchangeable shares may exchange such shares for shares of our Common Stock at any time following effectiveness of the Registration Statement of which this prospectus is a part. See the section of this prospectus captioned “Description of Capital Stock” for a description and terms of the exchangeable shares.

Common stock outstanding before the offering	29,227,564 shares as of October 10, 2006.

Use of proceeds	The Common Stock offered in this prospectus will be issued in exchange for the exchangeable shares and accordingly, we will receive no cash proceeds from this offering.

Dividends	We have not paid any cash dividends on our Common Stock since our formation. We currently do not intend to declare or pay any cash dividends on our Common Stock in the foreseeable future.

No board recommendation

Our Board of Directors makes no recommendation to the holders of exchangeable shares regarding the exchange of such shares for the shares of our Common Stock offered in this offering. We refer you to the section of this prospectus captioned “Risk Factors.”

NASDAQ Global Market Symbol	MRGE

Risk Factors

You should carefully read and consider the information set forth under the section of this prospectus captioned “Risk Factors” and all other information included or incorporated by reference in this prospectus before investing in our Common Stock.

RISK FACTORS

You should carefully consider the risks, uncertainties and other factors described below, along with all of the other information included or incorporated by reference in this prospectus, including our financial statements and the related notes.  Any of the following risks could materially and adversely affect our business, financial condition, operating results, cash flows and prospects and could negatively impact the value of your investment.

We have identified material weaknesses in our disclosure controls and procedures and our internal control over financial reporting, which, if not remedied effectively, could have an adverse effect on the trading price of our Common Stock and otherwise seriously harm our business — As discussed in Item 9A, “Controls and Procedures” in Part II of our Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”), which Annual Report is incorporated herein by reference, from January 10, 2006, to May 26, 2006, we received 11 anonymous letters primarily alleging improprieties relating to our financial reporting, fulfillment of customer contracts and disclosure practices.  More specifically, the letters contained allegations of improper revenue recognition practices.  The Audit Committee retained the independent national law firm of Sidley Austin LLP and Alvarez & Marsal Dispute Analysis and Forensic Services, LLC (“Alvarez & Marsal”), a nationally-recognized forensic accounting firm, to conduct an independent investigation of the allegations contained in the anonymous letters. Based upon the normal year end closing process and the preliminary findings of the investigation, we identified certain errors in our financial statements for the second and third quarters of 2005.  On June 29, 2006, Sidley Austin LLP reported its findings to the Audit Committee, and the Audit Committee determined that, because of improper accounting and financial reporting practices with respect to reporting periods in the fiscal years 2002 through 2005, the previously issued financial statements for each of the reporting periods in 2002 through 2005 should no longer be relied upon.  See Item 9A, “Controls and Procedures” in Part II of our 2005 Form 10-K, and Footnotes 12 and 13 to the notes to our consolidated financial statements in Part II, Item 8, “Financial Statements and Supplementary Data” of our 2005 Form 10-K, which are incorporated in this prospectus by reference, for more information concerning the independent investigation.  The investigation and the remedial actions resulting from the investigation have caused and will likely continue to cause uncertainty and disruption of our business and operations.

As discussed in Item 9A of our 2005 Form 10-K, the Audit Committee determined that because of improper accounting and financial reporting practices with respect to reporting periods in the fiscal years 2002 through 2005, the financial statements included in filings we made in prior years for each of the reporting periods in 2002 through 2005 should no longer be relied upon.  Our management has concluded that our disclosure controls and procedures were not effective and our internal control over financial reporting had material weaknesses as of December 31, 2005. Among other things, our control environment was not adequate because certain former members of senior management did not set a proper ethical tone within our organization and instill an attitude of compliance.  Certain former members of our management were directly involved in circumventing our accounting controls, and other former members of our management were aware of, or should have been aware, that such controls were being circumvented.  Although we have taken actions to begin to address the material weaknesses, our inability to remedy such material weaknesses promptly and effectively could have a material adverse effect on the accuracy and completeness of our financial statements, as well as impair our ability to meet our quarterly and annual reporting requirements in a timely manner and could also have a material adverse effect on our business relationships and our reputation.  Moreover, our remediation efforts will likely require the commitment of significant financial and managerial resources.  Prior to the remediation of these material weaknesses, there remains the risk that the controls on which we currently rely will fail to be sufficiently effective, which could result in a material misstatement of our financial position or results of operations and require further restatement of our financial statements.  If we are unable, or are perceived as unable, to produce reliable financial reports due to disclosure control or internal control deficiencies, investors could lose confidence in our reported financial information and our operating results and the market price of our Common Stock could be adversely affected. In addition, even if we are successful in strengthening our controls and procedures, such controls and procedures may not be adequate to prevent or identify misstatements or to provide reasonable assurance that our financial statements are prepared in conformity with U.S. generally accepted accounting principles (GAAP).

Our operating results may be impacted by actions related to the implementation of a new information technology (or business) system — We do not currently have an enterprise resource planning (ERP) system and, accordingly, are unable to manage our operations or generate reports from a single integrated data set. We are in the process of implementing a common business information system at all our U. S. locations. Our implementation process will include the migration of data and users from multiple legacy systems to a common platform.  If we were to suffer any significant problems related to this system implementation, our ability to fulfill end-user customer orders might be delayed or stopped, our ability to ship products in a timely manner might be hindered, or our ability to access and report financial information in a timely manner might be impaired. Because of the complexity of this initiative, we are subject to the risks that (1) we may be unable to complete the implementation in accordance with our timeline and incur additional costs, (2) the implementation could result in operating inefficiencies which could impact operating results, and (3) the implementation could impact our ability to perform necessary business transactions. All of these risks could adversely impact our results of operations, financial condition and cash flows.

Litigation or regulatory actions could adversely affect our financial condition — We, Richard A. Linden, our former President and former Chief Executive Officer, and Scott T. Veech, our former Chief Financial Officer, are defendants in several lawsuits relating to our accounting and financial disclosure. In addition, Brian E. Pedlar, our former Senior Vice President and former President of Cedara Software Corp., who served as our interim co-President and interim co-Chief Executive Officer from July 2, 2006, to August 18, 2006, has been named in one of the lawsuits. Mr. Linden, Mr. Veech, William C. Mortimore (our founder, former Chairman and former Chief Strategist, who served as our interim Chief Executive Officer from May 15, 2006, to July 2, 2006) and all members of our Board of Directors (other than Kevin Moley and Kevin Quinn, who were appointed to our Board in September 2006) are also defendants in a derivative action, alleging breaches of fiduciary duties and failure to hold a 2006 annual meeting of shareholders. These lawsuits and other legal matters in which we have become involved are described in Item 3, “Legal Proceedings” of our 2005 Form 10-K, which is incorporated in this prospectus by reference.  These lawsuits present material and significant risk to us.  We are unable at this time to predict the outcome of these actions or reasonably estimate a range of damages in the event plaintiffs in these or other potential matters relating to the same events prevail under one or more of their claims.

The Midwest Office of the SEC has notified us that we are the subject of an informal, non-public inquiry. We are cooperating with the SEC in response to its request for information. The inquiry generally concerns our financial statement restatements and the anonymous letters we have received regarding our accounting and financial disclosure. We cannot predict whether the SEC will expand the scope of its inquiry or obtain a formal order of investigation.  These lawsuits and regulatory matters are having, and will continue to have, a disruptive effect upon the operations of the business, including the diversion of significant time and attention of our senior management, which have adversely affected our results of operations for the first, second and third quarters of fiscal 2006 and we expect will affect our results of operations for at least the remainder of 2006. In addition, we are likely to incur substantial expenses in connection with such matters, including substantial fees for attorneys and other professional advisors.

We have purchased directors’ and officers’ liability insurance that may provide coverage for some or all of these matters. However, there is risk that the D&O insurers will attempt to rescind the policies; that some or all of the claims will not be covered by such policies; or that, even if covered, our ultimate liability will exceed the available insurance.

The turnover in our management team could negatively impact our business and the trading price of our Common Stock — On May 15, 2006, our Board of Directors accepted the resignation of Richard A. Linden, our former President and Chief Executive Officer, from all positions with us and our subsidiaries, including as an officer, employee and director. At the same time, we appointed William C. Mortimore, who founded the Company and was then serving as our Chairman and Chief Strategist, as our interim Chief Executive Officer. Six weeks later, on July 2, 2006, our Board of Directors accepted the resignations of Mr. Mortimore, Scott T. Veech, our former Chief Financial Officer, Treasurer and Secretary, and David M. Noshay, our former Senior Vice President, Strategic Business Development, from all positions with us and our subsidiaries, including as officers, employees and directors. At the same time, our Board appointed Michael D. Dunham, the Chairman of our Board of Directors, as our principal executive officer on an interim basis, and appointed each of Brian E. Pedlar, who had been serving as Senior Vice President of Merge Healthcare and President of Cedara Software Corp., and Robert J. White, who had been serving as Senior Vice President of Merge Healthcare and President of Merge eMed, as our co-Presidents and co-Chief Executive Officers on an interim basis.  On July 2, 2006, the Board also appointed Steven M. Oreskovich, who had been serving as our Vice President and Corporate Controller, as our Chief Accounting Officer and interim Treasurer and Secretary. Mr. Oreskovich is serving as our principal accounting officer and interim principal financial officer. Our Board is searching for a Chief Financial Officer; however, we may not be able to find, attract and retain a suitable new Chief Financial Officer on acceptable terms.

On August 17, 2006, we received a letter from Mr. Pedlar’s counsel, notifying us of Mr. Pedlar’s departure from us and our subsidiaries, to be effective as of the close of business on August 18, 2006.  Mr. Pedlar has subsequently commenced a legal action, pending before the Ontario Superior Court of Justice in Canada, alleging (1) that he was constructively dismissed by Merge and (2) that our announcement and prior filings describing his resignation defamed him.

On September 6, 2006, the Board appointed Kenneth D. Rardin as our President and Chief Executive Officer, as interim President of Cedara Software Corp. and as our director.  At that time, Mr. Rardin was also designated as our principal executive officer.  Mr. Dunham, our Chairman of the Board, who had been serving as our interim principal executive officer, agreed to continue to serve as Chairman of the Board.  Robert J. White, who had been serving as our President and Chief Executive Officer on an interim basis, agreed to continue to serve as our Senior Vice President and as the President of Merge eMed.

With the recent departures of five of our senior executives, we lost persons with a significant amount of experience and knowledge about our business, our customers and our industry and strong relationships with our customers, suppliers and employees.  We believe that the turnover of our senior management has created uncertainty that has adversely affected our relationships with our customers and employees and also our reputation in the marketplace.  Mr. Rardin, our President and Chief Executive Officer, and Mr. White, who is President of Merge eMed, have been with us for only a short time (September 2006 in the case of Mr. Rardin and April 2006 in the case of Mr. White).  Mr. Rardin, Mr. White and any other new members of our management team may need to devote a significant amount of time to learning about our business and its markets, which could limit their effectiveness in managing our business for a period of time.  Similarly, Mr. Oreskovich was only recently given the responsibilities of principal accounting officer and interim principal financial officer. We may not be successful if the members of our management team, including Mr. Rardin and our new Chief Financial Officer, once hired, cannot effectively manage and operate our business.

Our performance and future success depends on our ability to attract, integrate and retain qualified technical, managerial and sales personnel — We are dependent, in part, upon the services of our senior executives, some of whom are new hires or have recently assumed new roles, and other key business and technical personnel. We do not currently maintain key-man life insurance on our senior executives. The loss of the services of any of our senior executives or key employees could have a material adverse effect on our business.  Our commercial success will depend upon, among other things, the successful recruiting and retention of highly skilled technical, managerial and sales personnel with experience in business activities such as ours. Competition for the type of highly skilled individuals sought by us is intense. We may not be able to retain existing key employees or be able to find, attract and retain skilled personnel on acceptable terms.

Relationships with our customers, potential customers and suppliers may be adversely affected, and our competitors’ competitive position improved, by our restatement of our financial results, related litigation and regulatory proceedings and management turnover — Due to our restatement of our financial statements, related litigation and regulatory proceedings, uncertainty regarding changes in our senior management team, and until recently, the threat of a potential NASDAQ delisting, our customers and potential customers, new or existing suppliers or others may have concerns that we will become unreliable in operating our business. As a result, we may experience a decrease in the number of new customers or reluctance on the part of existing customers to renew their contracts with us. In addition, we may experience a loss of other important business relationships. If our customers, potential customers, suppliers or others lose confidence in our ability to operate our business, our business may be materially harmed and our competitors’ competitive position relative to us may be improved.

Our ability to obtain directors’ and officers’ liability insurance in the future may be adversely affected by the lawsuits and regulatory actions against us and certain of our executive officers — The lawsuits and regulatory actions described above, and the facts underlying them, may make directors’ and officers’ liability insurance extremely expensive or unavailable for us in the future. Increased premiums could materially harm our financial results in future periods. The inability to obtain this coverage due to its unavailability or prohibitively expensive premiums would make it more difficult to retain and attract officers and directors and expose us to potentially self-funding any potential future liabilities ordinarily mitigated by directors’ and officers’ liability insurance.

Our quarterly net sales may vary significantly — Our quarterly operating results have varied in the past and may continue to vary in future periods. Quarterly operating results may vary for a number of reasons, including, but not limited to, demand for our software solutions and services, our sales cycle, economic cycles, the level of reimbursements to our end-user customers from government sponsored healthcare programs (principally, Medicare and Medicaid), accounting policy changes mandated by regulating entities, and other factors described in this section and elsewhere in this report. As a result of healthcare industry trends and the market for our RIS, PACS or RIS/PACS solutions, a large percentage of our revenues are generated by sale and installation of systems sold directly to healthcare institutions. The sales may be subject to delays due to customers’ internal budgets and procedures for approving capital expenditures and by competing needs for other capital expenditures, the deployment of new technologies and personnel resources. Delays in the expected sale or installation of these contracts may have a significant impact on our anticipated quarterly revenues and consequently, our earnings, since a significant percentage of our expenses are relatively fixed.

Additionally, we generally depend, in part, upon large contracts with a small number of OEMs to meet our sales goals in any particular quarter. For example, one customer accounted for approximately 37% of our total net sales for the three months ended September 30, 2005, and during the three months ended December 31, 2005, another customer accounted for approximately 27% of our total net sales. Delays in the expected sale or installation of solutions under these large contracts may have a significant impact on our quarterly revenues and consequently our earnings, particularly because a significant percentage of our expenses are fixed.

Recognition of certain of our revenues may be deferred — Recognition of all or a portion of revenue under certain customer agreements, including license fees and related professional and consulting fees, may be deferred in accordance with applicable accounting standards. Software revenue is generally recognized at the time of shipment to our customers, provided that services are not considered as essential to the functionality of the software, the contract terms are fixed and determinable, collection is probable, and we have vendor specific objective evidence (VSOE) of fair value of the undelivered contract elements.

Software revenue from sales of RIS, RIS/PACS and similar solutions, where consulting and installation services are generally considered essential to the functionality of the software, are recognized on the percentage-of-completion method as the services are performed.  We estimate the number of days that services will have to be provided under each contract relating to such sales to estimate the percentage of completion. At times, we have had difficulty accurately estimating the number of days required to complete the consulting and installation services and, accordingly, accurately estimating the percentages of completion.

The length of our sales and implementation cycles may adversely affect our future operating results — We have experienced long sales and implementation cycles. How and when to implement, replace, expand or substantially modify medical imaging management software, or modify or add business processes, are major decisions for our end-user target market. Furthermore, our software generally requires significant capital expenditures by our customers. The sales cycle for our software ranges from six to 18 months or more from initial contact to contract execution. Our implementation cycle has generally ranged from three to nine months from contract execution to completion of implementation. During the sales and implementation cycles, we will expend substantial time, effort and resources preparing contract proposals, negotiating the contract and implementing the software. We may not realize any revenues to offset these expenditures. Additionally, any decision by our customers to delay or cancel purchases or the implementation of our software may adversely affect our revenues.

Our dependence on a limited number of suppliers for software and hardware could adversely impact our business and results of operations — Our access to certain software and hardware components is dependent in some cases upon single and sole source suppliers. The inability of any supplier to fulfill our supply requirements could adversely affect our business and results of operations.

We face aggressive competition in many areas of our business, and our business will be harmed if we fail to compete effectively — The market for medical imaging solutions is highly competitive and subject to rapid technological change. We may be unable to maintain our competitive position against our current and potential competitors. Many of our current and potential competitors have greater financial, technical, product development, marketing and other resources than we have, and we may not be able to compete effectively with them. In addition, new competitors may emerge and our system and software solution offerings may be threatened by new technologies or market trends that reduce the value of our solutions.

The development and acquisition of additional products and technologies, and the improvement of our existing products requires significant investments in research and development. For example, our current product candidates are in various stages of development, and may require significant further research, development, pre-clinical or clinical testing, regulatory approval and commercialization. We also may not have devoted adequate resources to the development and acquisition of additional products since our June 2005 business combination with Cedara Software Corp. If we fail to successfully sell new products and update our existing products, our operating results may decline as our existing products reach the end of their commercial life cycles.

Our proprietary technology may be subjected to infringement claims or may be infringed upon which could result in additional costs or lost sales — Our success depends, in part, on our ability and the ability of our licensors to obtain, assert and defend patent rights, protect trade secrets and operate without infringing the proprietary rights of others. We currently own or have rights to a number of U. S. patents and have a number of outstanding patent applications. We may not, however, be able to obtain additional licenses to patents of others or be able to develop additional patentable technology of our own. Any patents issued to us may not provide us with competitive advantages, or the patents or proprietary rights of others may have an adverse effect on our ability to do business. Others may independently develop similar products or design around or infringe such patents or proprietary rights owned by or licensed to us. Any patent obtained or licensed by us may not be held to be valid and enforceable if challenged by another party.

Although we endeavor to protect our patent rights from infringement, we may not be aware, or become aware, of patents issued to our competitors or others that conflict with our own. Such conflicts could result in a rejection of important patent applications or the invalidation of important patents, which could have a materially adverse effect on our competitive position. In the event of such conflicts, or in the event we believe that competitive products infringe patents to which we hold rights or others believe that our products infringe patents to which they hold rights, we may pursue patent infringement litigation or interference proceedings against, or may be required to defend against such litigation or proceedings involving holders of such conflicting patents or competing products. Such litigation or proceedings may have a materially adverse effect on our competitive position, and there can be no assurance that we will be successful in any such litigation or proceeding. Litigation and other proceedings relating to patent matters, whether initiated by us or a third party, can be expensive and time consuming, regardless of whether the outcome is favorable to us, and can result in the diversion of substantial financial, managerial and other resources. An adverse outcome could subject us to significant liabilities to third parties or require us to cease any related development or commercialization activities. In addition, if patents that contain dominating or conflicting claims have been or are subsequently issued to others and such claims are ultimately determined to be valid, we may be required to obtain licenses under patents or other proprietary rights of others. Any licenses required under any such patents or proprietary rights may not be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we could encounter delays or could find that the development, manufacture or sale of products requiring such licenses is foreclosed.

We also rely on proprietary know how and confidential information and employ various methods, such as entering into confidentiality and non-compete agreements with our current employees and with certain third parties to whom we have divulged proprietary information, to protect the processes, concepts, ideas and documentation associated with our solutions. Such methods may not afford sufficient protection to us, and may not be able to adequately protect our trade secrets or ensure that other companies would not acquire information that we consider proprietary.

We depend on licenses from third parties for rights to some technology we use, and if we are unable to continue these relationships and maintain our rights to this technology, our business could suffer — For some of the technology used in our software, we depend upon licenses from a number of third party vendors. These licenses are provided to us under contracts that typically expire within one to five years, can be renewed only by mutual consent and may be terminated if we breach the terms of the contract and fail to cure the breach within a specified period of time. We may not be able to continue using the technology made available to us under these contracts on commercially reasonable terms or at all. As a result, we may have to discontinue, delay or reduce software shipments until we obtain equivalent technology, which could hurt our business. Most of our third party licenses are nonexclusive. Our competitors may obtain the right to use any of the technology covered by these licenses and use the technology to compete directly with us. In addition, if our vendors choose to discontinue support of the licensed technology in the future or are unsuccessful in their continued research and development efforts, particularly with regard to the Microsoft Windows/Intel platform on which most of our products operate, we may not be able to modify or adapt our own software.

We are subject to government regulation, changes to which could negatively impact our business — We are subject to regulation in the U.S. by the United States Food and Drug Administration (FDA), including periodic FDA inspections, in Canada under Health Canada’s Medical Devices Regulations, and in other countries by corresponding regulatory authorities. There can be no assurances that we will not be required to undertake additional actions in the U.S. to comply with the Federal Food, Drug and Cosmetic Act (the “Act”), its implementing regulations and any other applicable regulatory requirements. For example, the FDA has increased its focus on regulating computer software intended for the use in a healthcare setting. If our software solutions are deemed to be actively regulated medical devices by the FDA, we could be subject to more extensive requirements governing pre- and post-marketing activities. Complying with these regulations could be time consuming and expensive, and may include:

•       requiring us to receive FDA clearance of a pre-market notification submission demonstrating substantial equivalence to a device already legally marketed, or to obtain FDA approval of a pre-market approval application establishing the safety and effectiveness of the software;

•       requiring us to comply with rigorous regulations governing the pre-clinical and clinical testing, manufacture, distribution, labeling and promotion of medical devices; and

•       requiring us to comply with the Act regarding general controls, including establishment registration, device listing, compliance with good manufacturing practices, reporting of specified malfunctions and adverse device events.

Similar obligations may exist in other countries in which we do business, including Canada. Any failure by us to comply with the Act and any other applicable regulatory requirements, both domestic and foreign, could subject us to a number of enforcement actions, including warning letters, fines, product seizures, recalls, injunctions, total or partial suspension of production, operating restrictions or limitations on marketing, refusal of the government to grant new clearances or approvals, withdrawal of marketing clearances or approvals and civil and criminal penalties.

Changes in the healthcare industry, including the changes to reimbursement schedules under the Deficit Reduction Act of 2005, could negatively impact our business — The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. These factors affect the purchasing practices and operation of healthcare organizations. Federal and state legislatures have periodically considered programs to reform the U. S. healthcare system and to change healthcare financing and reimbursement systems. In 2005, Congress legislated an increase (fee schedule update) of approximately 1.5% in the overall reimbursement rates for physician and outpatient services, including diagnostic imaging services. On February 8, 2006, the President signed into law the Deficit Reduction Act of 2005 (DRA). Effective for services provided on or after January 1, 2007, the DRA provides that reimbursement for the technical component for imaging services (excluding diagnostic and screening mammography) in non-hospital based freestanding facilities will be capped at the lesser of reimbursement under the Medicare Part B physician fee schedule or the Hospital Outpatient Prospective Payment System (HOPPS) schedule. The DRA also codifies the reduction in reimbursement for multiple images on contiguous body parts previously announced by the Centers for Medicare and Medicaid Services (CMS). In November 2005, CMS announced that it would pay 100% of the technical component of the higher priced imaging procedure and 50% for the technical component of each additional imaging procedure for imaging procedures involving contiguous body parts within a family of codes when performed in the same session. Under current methodology, Medicare pays 100% of the technical component of each procedure. CMS will phase in this rate reduction over two years, so that the reduction will be 25% for each additional imaging procedure in 2006 and another 25% in 2007.

A significant portion of our net sales are directly or indirectly derived from sales to end-users, including hospitals, diagnostic imaging centers and specialty clinics, many of which generate some or all of their revenues from government sponsored healthcare programs (principally, Medicare and Medicaid). We believe that the implementation of the reimbursement reductions contained in the DRA will adversely impact our end-user customers’ revenues, which may cause some of them to respond by reducing their investments or postponing investment decisions, including investments in our software solutions and services.

Changes in federal and state regulations relating to patient data could depress the demand for our software and impose significant software redesign costs on us — Federal regulations under HIPAA impose national health data standards on healthcare providers that conduct electronic health transactions, healthcare clearinghouses that convert health data between HIPAA compliant and non-compliant formats and health plans. Collectively, these groups are known as covered entities. The HIPAA regulations prescribe transaction formats and code sets for electronic health transactions; protect individual privacy by limiting the uses and disclosures of individually identifiable health information; and require covered entities to implement administrative, physical and technological safeguards to ensure the confidentiality, integrity, availability and security of individually identifiable health information in electronic form. Though we are not a covered entity, most of our customers are and require that our software and services adhere to HIPAA regulations. Any failure or perception of failure of our software or services to meet HIPAA regulations could adversely affect demand for our software and services and force us to potentially expend significant capital, research and development and other resources to modify our software or services to address the privacy and security requirements of our clients.  States and foreign jurisdictions in which our clients or we operate have adopted, or may adopt, privacy standards that are similar to or more stringent than the federal HIPAA privacy regulations. This may lead to different restrictions for handling individually identifiable health information. As a result, our customers may demand IT solutions and services that are adaptable to reflect different and changing regulatory requirements, which could increase our development costs. In the future, federal, state or foreign governmental authorities may impose new data security regulations or additional restrictions on the collection, use, transmission and other disclosures of health information. We cannot predict the potential impact that these future rules may have on our business; however, the demand for our software and services may decrease if we are not able to develop and offer software and services that can address the regulatory challenges and compliance obligations facing our clients.

The complexity presented by international operations could negatively affect our business — Revenues from customers outside of the U.S., which we classify as international revenues, account for a material portion of our revenues.  Net sales from our international customers accounted for approximately 41% of our total net sales for the year ended December 31, 2005, 32% of our total net sales for the year ended December 31, 2004 and 43% of our total net sales for the year ended December 31, 2003. While we plan to continue expanding our presence in international markets, our international operations present a number of risks, including the following:

•       greater difficulty in collecting accounts receivable and longer collection periods;

•       potentially unfavorable economic conditions outside of the U.S.;

•       changes in local currencies may impact the attractiveness of our product competitiveness as we invoice most of our net sales in U.S. Dollars;

•       certification requirements;

•       lack of, or limited protection of intellectual property rights in some countries;

•       potentially adverse tax consequences;

•       political instability;

•       trade protection measures and other regulatory requirements;

•       service provider and government spending patterns;

•       potential adverse impact on the demand for products and services of U. S.-based businesses due to perceptions regarding U.S. foreign policy;

•       natural disasters, war or terrorist acts;

•       ineffective strategic relationships with international partners;

•       the need to conform with local business and market norms; and

•       political conditions which may threaten the safety of our employees or the employees of our customers or our continued presence in foreign countries.

We provide our customers with certain warranties which could result in higher costs than we anticipate — Software products as complex as those offered by us and used in a wide range of clinical and health information systems settings are likely to contain a number of errors or “bugs,” especially early in their product life cycle. Our products are clinical information systems used in patient care settings where a low tolerance for bugs exists. Testing of products is difficult due to the wide range of environments in which systems are installed. The discovery of defects or errors in our software products may cause delays in product delivery, poor client references, payment disputes, contract cancellations, or additional expenses and payments to rectify problems. Any of those factors may result in delayed acceptance of, or the return of, our software products.

We may be unable to successfully integrate acquisitions, which could negatively impact our results — We have experienced significant challenges integrating Merge Healthcare’s and Cedara Software Corp.’s businesses and personnel. In particular, we have struggled to realize synergistic benefits, primarily within our sales products and service groups, following our June 1, 2005, business combination with Cedara Software Corp. We may continue to acquire or make investments in complementary businesses, products or technologies. The process of integrating any acquired business, product or technology into our business and operations may result in unforeseen operating difficulties and expenditures. Any acquisition may involve a number of risks, including:

•       an increase in our expenses and working capital requirements in connection with the integration of the personnel, operations, technologies or products of the acquired companies;

•       other financial risks, such as potential liabilities associated with the businesses that we acquire;

•       diversion of capital and management’s attention from our core business;

•       adverse effects on business relationships with our existing customers and suppliers and those of the acquired company;

•       an increased risk that we become the subject of litigation regarding intellectual property or other matters;

•       difficulty in successfully implementing acquired operations, IT systems, customers, OEM supplier and partner relationships, products and business with our operations;

•       acquired assets becoming impaired as a result of technical advancements or worse than expected performance by the acquired company;

•       entering markets in which we have no, or limited, prior experience; and

•       potential loss of our key employees and those of the acquired company.

In addition, in connection with any business combinations or acquisitions or investments we could:

•       issue stock that would dilute existing shareholders’ percentage of ownership;

•       incur debt and assume liabilities;

•       obtain financing on unfavorable terms;

•       incur amortization expenses related to acquired intangible assets, or incur large write-offs (see Part II, Item 9B, “Other Information,” in our 2005 Form 10-K, which is incorporated in this prospectus by reference);

•       incur significant expenditures related to office closures of the acquired companies, including costs relating to termination of employees and leasehold improvement charges relating to vacating the acquired companies’ or our premises; and

•       reduce the cash that would otherwise be available to fund operations or to use for other purposes.

Product liability suits against us could result in expensive and time consuming litigation, payment of substantial damages and an increase in our insurance rates — Many of our software solutions provide data for use by healthcare providers in clinical decision making and creating patient treatment plans. If our software fails to provide accurate and timely information, or if our content or any other element of our software is associated with faulty clinical decisions or treatment, we could be exposed to claims of liability by customers, clinicians or patients against us relating to the use of our software solutions. The assertion of such claims, whether or not valid, and ensuing litigation, regardless of its outcome, could result in substantial cost to us, divert management’s attention from our operations and decrease market acceptance of our software. The allocations of responsibility and limitations of liability set forth in our contracts may not be enforceable, may not be binding upon patients, or may not otherwise protect us from liability for damages. Although we maintain product liability insurance coverage, our coverage may not cover a particular claim that may be brought in the future, prove to be adequate or that may not be available in the future on acceptable terms, if at all. A successful claim brought against us, which is uninsured or underinsured, could materially harm our business, results of operations or financial condition.

Beginning in fiscal 2006, under SFAS No. 123(R) we began recording compensation expense in connection with the stock options provided to our employees and directors which may have a significant negative impact on future operating results — In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment (“SFAS No. 123(R)”), which requires companies to measure all employee stock-based compensation awards using a fair value method and to record such expense in their financial statements.  The impact of adoption of SFAS No. 123(R) depends on, among other things, the levels of stock-based awards granted in the future, the market value of our Common Stock and assumptions regarding a number of complex variables. These variables include, but are not limited to, our stock price, volatility, employee stock option exercise behaviors and the related tax impact. The expense recorded in future periods may significantly reduce future earnings. For example, in 2006, we expect that the application of SFAS No. 123(R) will reduce our net income by at least $3.9 million. Additionally, as a result of our combination with Cedara Software Corp., a significant number of our option holders are residents of Canada.  Although we will incur expense under SFAS No. 123(R) for options held by Canadian residents like those held by U.S. residents, we do not receive a tax benefit with respect to options exercised by Canadian residents such as we receive with respect to non-qualified stock options exercised by U.S. residents.

We may not be able to generate sufficient cash from our operations to meet our future operating, financing and capital requirements — At September 30, 2006, our cash and cash equivalents were approximately $             million. Our uses of cash in 2006 and future periods will depend on a variety of factors such as the amount of cash that we are required to devote to defend and address our outstanding legal and regulatory proceedings (see Part I, Item 3, “Legal Proceedings,” in our 2005 Form 10-K) and our capital expenditure plans. If we are unable to generate sufficient cash from our operations to meet our short-term or long-term liquidity needs, we may need to raise additional capital.  To raise such additional capital, we may sell equity or raise debt from third party sources. The sale of additional equity or convertible debt securities could result in dilution to current stockholders. In addition, debt financing, if available, could involve restrictive covenants, which could adversely affect operations. Furthermore, these financing alternatives may not be available in amounts or on terms acceptable to us.

Our failure to timely provide Lincoln State Bank with annual financial statements for the year ended December 31, 2005, and interim financial statements for the quarters ended March 31, 2006, and June 30,

2006, constituted an event of default under our credit agreement. Accordingly, the obligation of Lincoln State Bank to extend us credit with respect to our $35 million line of credit terminated. We are currently negotiating a new credit agreement with Lincoln State Bank. There can be no assurance that Lincoln State Bank or any other lender will provide us with debt financing, or that any such financing will be provided in amounts or on terms acceptable to us.

We maintain substantial deposits of cash and cash equivalents at a limited number of financial institutions in excess of amounts covered by insurance. If one or more of these financial institutions fail, our financial condition may be adversely affected — Substantially all of our cash and cash equivalents are held at a few financial institutions located in the U.S., Canada and the Netherlands. Deposits held with these banks exceed the amount of insurance, if any, provided on such deposits and, with respect to one such banking institution, we are one of the largest depositors. If one or more of these financial institutions were to fail and we were unable to timely recover the cash and cash equivalents deposited at such institution, it could adversely affect our financial condition.

Healthcare industry consolidation could impose pressure on our software prices, reduce our potential client base and reduce demand for our software — Many hospitals and imaging centers have consolidated to create larger healthcare enterprises with greater market power. If this consolidation trend continues, it could reduce the size of our target market and give the resulting enterprises greater bargaining power, which may lead to erosion of the prices for our software. In addition, when hospitals and imaging centers combine, they often consolidate infrastructure, and acquisition of our customers could erode our revenue base.

The trading price of our Common Stock has been volatile and may fluctuate substantially in the future — The price of our Common Stock has been, and is likely to continue to be, volatile. For example, the closing price of our Common Stock from January 1, 2006, through October __, 2006, was as high as $27.36 and as low as $6.43. The trading price of our Common Stock may continue to fluctuate widely as a result of a number of factors, some of which are not in our control, including:

•       Our ability to meet or exceed the expectations of analysts or investors;

•       Changes in our own forecasts or earnings estimates by analysts;

•       Perceptions regarding how our operating results presented in accordance with GAAP compare to forecasts of non-GAAP measures for our operating results;

•       Quarter-to-quarter variations in our operating results;

•       Announcements regarding clinical activities or new products by our competitors or us;

•       General conditions in the healthcare IT industry;

•       Governmental regulatory action and healthcare reform measures, including changes in reimbursement rates for imaging procedures;

•       Rumors about our performance or software solutions;

•       Price and volume fluctuations in the overall stock market, which have particularly affected the market prices of many software, healthcare and technology companies; and

•       General economic conditions.

In addition, the market for our Common Stock may experience price and volume fluctuations unrelated or disproportionate to our operating performance.

Anti-takeover provisions in our governing documents and under Wisconsin law and our shareholders’ rights plan could make an acquisition of us, which may be beneficial to our shareholders, more difficult  —  Our Articles of Incorporation and our Amended and Restated By-laws contain provisions that may delay, defer, or inhibit a future acquisition of us not approved by our Board of

Directors.  These provisions would likely encourage any person interested in acquiring us to negotiate with, and obtain the approval of, our Board of Directors in connection with the transaction.  Our Articles of Incorporation authorize our Board of Directors to issue shares of preferred stock in one or more series with such dividend rights, dividend rate, conversion, voting, and other rights, preferences, privileges, and restrictions as it determines, without any further vote or action by our shareholders. Pursuant to these provisions, in September 2006, we implemented a shareholders’ rights plan, also commonly called a “poison pill,” that would substantially reduce or eliminate the expected economic benefit to an acquirer from acquiring us in a manner or on terms not approved by our Board of Directors.  In connection with the adoption of our shareholders’ rights plan, on September 6, 2006, our Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of our Common Stock and each outstanding exchangeable share.  Each preferred share purchase right entitles the registered holder to purchase from us one one-hundredth of a share of our newly designated Series B Junior Participating preferred stock.  A description and terms of the preferred share purchase rights and the Series B Junior Participating preferred stock are set forth in our Current Report on Form 8-K, filed with the SEC on September 6, 2006, and incorporated in this prospectus by reference.  The rights of the holders of our Common Stock will be subject to, and may be harmed by, the rights of the holders of the preferred share purchase rights and any preferred stock that may be issued in the future.  We are also subject to the provisions of Wisconsin law that could have the effect of delaying, deferring, or preventing a change of control of our company.  One of these provisions prevents us from engaging in a business combination with any interested stockholder for a period of three years from the date the person becomes an interested stockholder, unless specified conditions are satisfied.  These and other impediments to a third-party acquisition or change of control could limit the price investors are willing to pay in the future for shares of our Common Stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference certain statements that are not historical facts, including statements that reflect our current expectations regarding our future growth, results of operations, performance, business prospects and opportunities, which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the use of terms such as “believes,” “intends,” “anticipates,” “expects,” “will” and similar expressions, but such terms and expressions are not the exclusive means of identifying them.  These statements are based on information currently available to us and are subject to a number of risks and uncertainties that may cause our actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities and the timing of certain events to differ materially from those expressed in, or implied by, these statements.  These risks, uncertainties and other factors include, without limitation, those matters discussed in the section of this prospectus captioned “Risk Factors” above, in any prospectus supplement and in any of the documents incorporated by reference.  Except as expressly required by the federal securities laws, we undertake no obligation to publicly update these factors or any of the forward-looking statements to reflect future events, developments or changed circumstances, or for any other reason.

USE OF PROCEEDS

The Common Stock offered in this prospectus will be issued in exchange for the exchangeable shares and accordingly, we will receive no cash proceeds from this offering.

MATERIAL UNITED STATES AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

Material Canadian Federal Income Tax Considerations

In the opinion of Stikeman Elliott LLP, our Canadian counsel, the following is a summary of the material Canadian federal income tax considerations under the Income Tax Act (Canada), which we refer to in this section as the “Canadian Tax Act,” relating to the transaction that are applicable to holders of exchangeable shares who, for purposes of the Canadian Tax Act and at all relevant times, hold their exchangeable shares and will hold our Common Stock as capital property and deal at arm’s length and are not and will not be affiliated with Merge Healthcare, Merge Holdings or ExchangeCo.  This summary does not apply to a holder of exchangeable shares with respect to whom we are or will be a foreign affiliate within the meaning of the Canadian Tax Act.

The exchangeable shares and our Common Stock will generally be considered to be capital property to a shareholder unless held in the course of carrying on a business, in an adventure in the nature of trade or as “mark-to-market property” for purposes of the Canadian Tax Act.  Shareholders who do not hold exchangeable shares and/or our Common Stock as capital property should consult their own tax advisors regarding their particular circumstances as this summary does not apply to such holders.

This summary is based on the Canadian Tax Act, the regulations thereunder and counsel’s understanding of published administrative practices and policies of the Canada Revenue Agency, which we refer to in this section as the “CRA,” all in effect as of the date of this circular. This summary takes into account all specific proposals to amend the Canadian Tax Act or the regulations thereto publicly announced by or on behalf of the Department of Finance (Canada) prior to the date of this circular. No assurances can be given that such proposed amendments will be enacted in the form proposed, or at all. This summary does not take into account or anticipate any other changes in law or administrative practices, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. No advance income tax ruling has been sought or obtained from the CRA to confirm the tax consequences of any of the transactions described herein.

This summary does not take into account the potential application to certain “financial institutions” (as that term is defined in section 142.2 of the Canadian Tax Act) of the “mark-to-market” rules.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE.  THEREFORE, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE DESCRIBED TRANSACTIONS IN YOUR PARTICULAR CIRCUMSTANCES.

For the purposes of the Canadian Tax Act, all amounts must be expressed in Canadian dollars, including dividends, adjusted cost base and proceeds of disposition. Amounts denominated in United States dollars must be converted into Canadian dollars based on the prevailing United States dollar exchange rate generally at the time such amounts arise.

Dividends on Exchangeable Shares

In the case of a Canadian resident holder of exchangeable shares who is an individual, dividends received or deemed to be received by the holder on exchangeable shares will be included in computing the holder’s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

In the case of a Canadian resident holder of exchangeable shares that is a corporation, other than a “specified financial institution,” dividends received or deemed to be received by the holder on exchangeable shares will be included in computing the holder’s income and, subject to the special rules and limitations described below, will normally be deductible in computing its taxable income.

A Canadian resident holder of exchangeable shares that is a “private corporation” (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1 / 3 % on dividends received or deemed to be received on the exchangeable shares to the extent that such dividends are deductible in computing the holder’s taxable income. A holder of exchangeable shares that is a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) throughout the relevant taxation year may be liable to pay an additional refundable tax of 6 2 / 3 % on dividends or deemed dividends on exchangeable shares that are not deductible in computing the holder’s taxable income.

In the case of a Canadian resident holder of exchangeable shares that is a “specified financial institution,” dividends on such shares will not be deductible in computing its taxable income unless either: (i) the specified financial institution did not acquire the exchangeable shares in the ordinary course of the business carried on by the specified financial institution; or (ii) at the time of the receipt of the dividend by the specified financial institution, the exchangeable shares are listed on a prescribed stock exchange in Canada (which currently includes The Toronto Stock Exchange) and the specified financial institution (together with persons with whom it does not deal at arm’s length, and any partnership or trust of which the specified financial institution or such person is a member or beneficiary, respectively), does not receive and is not deemed to receive dividends in respect of more than 10% of the issued and outstanding exchangeable shares.  A corporation will, in general, be a specified financial institution for purposes of the Canadian Tax Act if it is a bank, a trust company, a credit union, an insurance corporation or a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm’s length or the purchasing of debt obligations issued by such persons or a combination thereof, a prescribed corporation, or a corporation controlled by or related to such entities.

If we (or any person with whom we do not deal at arm’s length) are a specified financial institution at the time a dividend is paid on an exchangeable share, then, subject to the exemption described below, dividends received or deemed to be received by a Canadian resident holder of the exchangeable share that is a corporation will not be deductible in computing its taxable income. This denial of the dividend deduction to a corporate holder will not apply if, at the time a dividend is received or deemed to be received, the exchangeable shares are listed on a prescribed stock exchange (which currently includes The Toronto Stock Exchange), we are related to ExchangeCo for the purposes of the Canadian Tax Act, and the recipient of the dividend (together with persons with whom the recipient does not deal at arm’s length and any partnership or trust of which the recipient or such person is a member or beneficiary, respectively) does not receive, and is not deemed to receive, dividends on more than 10% of the issued and outstanding exchangeable shares.

The exchangeable shares are “taxable preferred shares” and “short-term preferred shares” for the purposes of the Canadian Tax Act.  A Canadian resident holder of exchangeable shares who receives or is deemed to receive dividends on such shares will not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act.

Dividends on Our Common Stock

In the case of a Canadian resident holder of shares of our Common Stock who is an individual, dividends received or deemed to be received by the holder on such shares will be included in computing the holder’s income and will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. In the case of a Canadian resident holder of our Common Stock that is a corporation, dividends received or deemed to be received by the holder on such shares will be included in computing the holder’s income and generally will not be deductible in computing the holder’s taxable income. A holder of shares of our Common Stock that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2 / 3 % on such dividends.

United States non-resident withholding tax on dividends on shares of Merge Common Stock generally will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act, subject to certain limitations.

Redemption, Retraction or Exchange of Exchangeable Shares

A holder of exchangeable shares cannot control whether such holder will receive our Common Stock by way of redemption (or retraction) of the exchangeable shares by ExchangeCo or by way of purchase of the exchangeable shares by Merge Holdings.  However, a holder who exercises the right of retraction will be notified if Merge Holdings will not exercise its retraction call right, and if such holder does not wish to proceed, the holder may revoke its retraction request. As described below, the Canadian federal income tax consequences of a redemption (or retraction) differ from those of a purchase.

Redemption or Retraction by ExchangeCo

On the redemption (or retraction) of exchangeable shares by ExchangeCo, a Canadian resident holder of the exchangeable shares will be deemed to receive a dividend equal to the amount, if any, by which the redemption (or retraction) proceeds (i.e. the fair market value at that time of the shares of our Common Stock received by the holder of the exchangeable shares from ExchangeCo on the redemption or retraction) exceeds the paid-up capital (for purposes of the Canadian Tax Act) at the time of the redemption (or retraction) of the exchangeable shares.  The amount of any such dividend and/or deemed dividend will be subject to the tax treatment described above under “Dividends—Dividends on Exchangeable Shares.”  On the redemption (or retraction) of exchangeable shares, the holder of the exchangeable shares will also be considered to have disposed of the exchangeable shares for proceeds of disposition equal to the redemption (or retraction) proceeds (determined as described above) less the amount of such deemed dividend.  The holder of the exchangeable shares redeemed (or retracted) will, in general, realize a capital gain (or a capital loss) equal to the amount by which the adjusted cost base to the holder of the exchangeable shares immediately before redemption (or retraction) is less than (or exceeds) such proceeds of disposition.  See “Taxation of Capital Gain or Capital Loss” below for a description of the tax treatment of capital gains and losses. In the case of a holder of exchangeable shares that is a corporation, in some circumstances, the amount of any deemed dividend arising on redemption (or retraction) may be treated as proceeds of disposition and not as a dividend.

Exchange with Merge Holdings

On the exchange of exchangeable shares by a Canadian resident holder with Merge Holdings for our Common Stock, the holder will, in general, realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the exchangeable shares exceed (or are less than) (i) the adjusted cost base to the holder of the exchangeable shares immediately before the exchange, and (ii) any reasonable costs of disposition.  For these purposes, the proceeds of disposition will be the fair market value at that time of the shares of our Common Stock received by the holder of the exchangeable shares from Merge Holdings on the exchange.  See “Taxation of Capital Gain or Capital Loss” below for a description of the tax treatment of capital gains and losses.

In the February 23, 2005, budget, the Department of Finance (Canada) indicated that it intended to release a detailed proposal for future amendments to the Canadian Tax Act to allow holders of shares of a Canadian corporation to exchange such shares for shares of a foreign corporation on a tax-deferred basis. This proposal reiterated statements made by the Department of Finance in 2000, 2003 and 2004.  It is possible that the proposed amendments, if enacted into law, could, from the time any such change takes effect, allow a Canadian resident holder of exchangeable shares to exchange such shares for our Common Stock on a tax-deferred basis.  However, as of the date hereof the Department of Finance has not released any draft legislation or details regarding the requirements for the tax-deferred share exchange, and there are no assurances that the requirements could be satisfied in the circumstances or that the proposed amendments will be enacted. (no update)

Disposition of Exchangeable Shares other than on Redemption or Exchange

A disposition or deemed disposition of exchangeable shares by a Canadian resident holder, other than on a redemption (or retraction) by ExchangeCo or an exchange of the shares with Merge Holdings, will generally result in a capital gain (or capital loss) in an amount by which the proceeds of disposition exceed (or are less than) (i) the adjusted cost base to the holder of such shares immediately before the disposition, and (ii) any reasonable costs of disposition. See “Taxation of Capital Gain or Capital Loss” below for a description of the tax treatment of capital gains and losses.

Acquisition and Disposition of Our Common Stock

The cost of a share of our Common Stock received by a Canadian resident holder of exchangeable shares on the redemption, retraction or exchange of exchangeable shares will be equal to the fair market value of the share of our Common Stock at the time of such event and will be averaged with the adjusted cost base of any other shares of our Common Stock held at that time by such holder as capital property.

A disposition or deemed disposition of shares of our Common Stock by a Canadian resident holder will generally result in a capital gain (or capital loss) in an amount by which the proceeds of disposition exceed (or are less than) (i) the adjusted cost base to the holder of such shares immediately before the disposition, and (ii) any reasonable costs of disposition. See “Taxation of Capital Gain or Capital Loss” below for a description of the tax treatment of capital gains and losses.

Taxation of Capital Gain or Capital Loss

One-half of any capital gain (the “taxable capital gain”) realized by a Canadian resident shareholder will be included in the holder’s income for the year of disposition. One-half of any capital loss realized (the “allowable capital loss”) may be deducted by the holder against taxable capital gains realized by the holder for the year of disposition.  Any excess of allowable capital losses over taxable capital gains for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the Canadian Tax Act.

Capital gains realized by a Canadian resident holder that is an individual or trust, other than certain trusts, may give rise to alternative minimum tax under the Canadian Tax Act.  A holder that is a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2 / 3 % on taxable capital gains.

If the Canadian resident holder of an exchangeable share is a corporation, the amount of any capital loss realized on a disposition or deemed disposition of any such share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under circumstances prescribed by the Canadian Tax Act.  Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns an exchangeable share, or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such share.

Foreign Property Information Reporting

In general, a “specified Canadian entity,” as defined in the Canadian Tax Act, for a taxation year or fiscal period whose total cost amount of “specified foreign property,” as defined in the Canadian Tax Act, at any time in the year or fiscal period exceeds CDN$100,000, is required to file an information return for the year or period disclosing prescribed information, including the cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of such property. With some exceptions, a taxpayer resident in Canada in the year will be a specified Canadian entity.  Exchangeable shares and shares of our Common Stock are specified foreign property to a holder.  Accordingly, holders of exchangeable shares and shares of our Common Stock should consult their own advisors regarding compliance with these rules.

Proposed Tax Amendments Regarding Foreign Investment Entities

On July 18, 2005, the Minister of Finance (Canada) released revised tax proposals regarding the taxation of certain interests held by Canadian residents in certain non-resident entities, which will be applicable for taxation years commencing after 2002 (the “FIE proposals”).  If the FIE proposals are enacted as proposed, where a Canadian resident holds shares, other than shares that are an “exempt interest,” in a corporation that constitutes a “foreign investment entity” (as such terms are defined in the FIE proposals) at the corporation’s year end, or a property, other than property that is an “exempt interest,” that is convertible into, exchangeable for, or a right to acquire, directly or indirectly such shares (such shares and property being referred to in the FIE proposals as a “participating interest”) the Canadian resident generally will be required to either (i) include in its income for its taxation year that includes the foreign investment entity’s year end an amount determined as a prescribed percentage of such Canadian resident’s “designated cost” for the shares at the end of each month ending in the Canadian resident’s taxation year during which the shares were held by the Canadian resident, or (ii) in certain circumstances, include in (or deduct from) its income on an annual basis any increase (or decrease) in the value of that interest.

Merge Healthcare will not be a foreign investment entity at the end of a particular taxation year if, at that time, the “carrying value” of all of its “investment property” is not greater than one-half of the “carrying value” of all of its property, or if, throughout that taxation year, its principal undertaking is not an “investment business,” within the meaning of these terms in the FIE proposals.  The determination of whether Merge Healthcare is a foreign investment entity must be made on an annual basis at the end of each taxation year of Merge Healthcare and no assurance can be given that Merge Healthcare will not be a foreign investment entity at the end of any of its taxation years.  You should consult your own tax advisor in this respect.

In any event, the FIE proposals will not apply to you for a particular taxation year if at the end of the taxation year of Merge Healthcare that ends in that particular taxation year, the exchangeable shares are an “exempt interest” to you.  The exchangeable shares will constitute an “exempt interest” to you at a particular time if, throughout the period, the Merge Healthcare’s taxation year that includes that time, during which you held the exchangeable shares:

(i)                                     the exchangeable shares are shares of the capital stock of a corporation resident in Canada;

(ii)                                  the exchangeable shares would not be a participating interest if they were not convertible into, exchangeable for or a right to acquire shares of the capital of a non-resident corporation; and

(iii)                               the exchangeable shares are convertible into, exchangeable for, or a right to acquire only property that, if the conversion, exchange or right were exercised by you at that time, would be a share of the capital stock of a non-resident corporation that is at that time an “exempt interest” to you.

The common stock acquired by you on a retraction, redemption or exchange of exchangeable shares would constitute an “exempt interest” to you at any time if it is reasonable to conclude that you have no “tax avoidance motive” (within the meaning of the FIE proposals) in respect of the common stock, and:

(i)                                     throughout the period, in Merge Healthcare’s taxation year that includes that time, during which you would hold the common stock;

(A)                              the common stock is an “arm’s length interest” (within the meaning of the FIE proposals) to you;

(B)                                Merge Healthcare is resident in a country in which there is a prescribed stock exchange (which currently includes the NYSE); and

(C)                                the common stock is listed on a prescribed stock exchange (which currently includes the NYSE), or

(i)                                     both:

(A)                              through that period, Merge Healthcare:

(1)                                  is governed by the laws of a country with which Canada has entered into a tax treaty (which currently includes the United States);

(2)                                  exists, was formed or organized, or was last continued, under those laws; and

(3)                                  while it is governed by the laws of a country, is, under the tax treaty with that country, resident in that country; and

(B)                                throughout that period, the common stock would be an “arm’s length interest” to you.

The determination of whether you will have a tax avoidance motive in respect of our Common Stock within the meaning of the FIE proposals will depend upon your particular circumstances.  You should consult your own tax advisors in this respect.  At any time, our Common Stock will qualify for purposes of the FIE proposals as an arm’s length interest to you, provided that (i) it is reasonable to conclude that there are at least 150 persons each of which holds at that time common stock having a total fair market value of at least CDN$500, (ii) it is reasonable to conclude that common stock can normally be acquired and sold by members of the public in the open market, and (iii) the aggregate fair market value at that time of the common stock held by you, or an entity or individual with whom you do not deal at arm’s length, does not exceed 10% of the fair market value of all of the common stock held by any entity or individual at that time.  No assurances can be given that our Common Stock will qualify as an arm’s length interest at any particular time.

Material United States Federal Income Tax Considerations

The following is a general discussion of the anticipated material United States federal income and estate tax consequences to a non-U.S. Holder (as defined below) of the acquisition, ownership and disposition of our Common Stock under current United States federal income and estate tax law. This discussion does not address specific tax consequences that may be relevant to particular persons in light of their individual circumstances (including, for example, pass-through entities (e.g., partnerships) or persons who hold our Common Stock through pass-through entities, banks or financial institutions, broker-dealers, insurance companies, tax-exempt entities, common trust funds, pension plans, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, certain U.S. expatriates, dealers in securities or currencies and persons in special situations, such as those who hold our Common Stock or exchangeable shares as part of a straddle, hedge, conversion transaction, or other integrated investment), all of whom may be subject to tax rules that differ significantly from those summarized below.  Unless otherwise stated, this discussion is limited to the tax consequences to those non-U.S. Holders who are the original owners of our Common Stock or exchangeable shares and who hold such Common Stock or exchangeable shares as capital assets.  In addition, this discussion does not describe any tax consequences arising under the tax laws of any state, local or non-United States jurisdiction.  This discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), the Treasury Department regulations promulgated thereunder (the Treasury Regulations) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect.

Prospective purchasers of our Common Stock are urged to consult their tax advisors concerning the United Sates federal tax consequences of acquiring, owning and disposing of our Common Stock, as well as the application of state, local and non-United States income and other tax laws.

As used herein, a U.S. Holder means a holder of our Common Stock or exchangeable shares that is for United States federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (including an entity treated as a corporation for United States federal income tax purposes) or partnership created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) was in existence on August 20, 1996, was properly treated as a domestic trust under the Code on August 19, 1996 and has a valid election in effect under applicable United States Treasury Regulations to continue to be treated as a United States person.  A “Non-U.S. Holder” is a holder of our Common Stock or exchangeable shares that is not a U.S. Holder.  If a partnership holds our Common Stock or exchangeable shares, the tax treatment of each partner will generally depend upon the status of the partner and the activities of the partnership.  Persons who are partners of partnerships holding our Common Stock or exchangeable shares should consult their tax advisors.

EACH HOLDER IS ADVISED TO CONSULT ITS TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE ARRANGEMENT.

Exchangeable Shares

Dividends on Exchangeable Shares

No statutory, judicial or administrative authority exists that directly addresses the U.S. federal income tax treatment of the exchangeable shares and, therefore, such treatment is subject to some uncertainty.  We treat dividends (if any) paid to non-U.S. holders of exchangeable shares as dividends distributed by ExchangeCo and, therefore, not subject to United States withholding tax.  If, contrary to this position, the IRS were to prevail in a possible claim that the exchangeable shares should be treated as shares of us, non-U.S. holders of exchangeable shares would likely be subject to United States withholding tax at a rate of 30%, or any lower rate specified by any applicable income tax treaty between the United States and the country of residence of the non-U.S. holder.  If dividends paid by ExchangeCo are “effectively connected” or attributable to a permanent establishment in the United States, rules similar to those applicable to dividends from us will apply.  See the discussion under “Our Common Stock—Dividends on Our Common Stock” below.

Sale or Exchange of Exchangeable Shares

A non-U.S. holder generally will not be subject to United States federal income tax on any gain realized on the sale or other taxable disposition of exchangeable shares, including the exchange of exchangeable shares for our Common Stock, unless such gain is effectively connected with a United States trade or business of the non-U.S. holder (or, if a tax treaty applies, is attributable to a permanent establishment of the non-U.S. holder in the United States) or, in the case of gain recognized by an individual non-U.S. holder, such individual is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied. In the case of a corporate non-U.S. holder whose gain is effectively connected income or attributable to a permanent establishment, an additional “branch profits” tax may apply.  See the discussion under “Our Common Stock—Sale or Exchange of Our Common Stock” below for a description of the consequences if we are a “USRPHC” (as defined below).

Our Common Stock

Dividends on Our Common Stock

Dividends paid to a non-U.S. holder of our Common Stock will generally be subject to withholding of United States federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) unless the dividend is (a) effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States or (b) if a tax treaty applies, attributable to a United States permanent establishment of the non-U.S. holder, in which case the dividend will be taxed at ordinary United States federal income tax rates.  A non-U.S. holder may be required to satisfy certain certification requirements to claim treaty benefits or otherwise claim a reduction of, or exemption from, the United States withholding tax described above. Generally, the right to treaty benefits is established by filing an IRS Form W-8 BEN (or an appropriate substitute), and an exemption from withholding attributable to a U.S. business situs is obtained by filing an IRS Form W-8 ECI (or an appropriate substitute).  Under the Canada United States Income Tax Convention, a maximum withholding tax rate of 15% applies to dividends from United States sources distributed to residents of Canada entitled to benefits of such tax convention.  If the non-U.S. holder is a corporation, any effectively connected income or income attributable to a permanent establishment may be subject to an additional “branch profits tax.”

Sale or Exchange of Our Common Stock

A non-U.S. holder generally will not be subject to United States federal income or withholding tax in respect of any gain recognized on the sale or other disposition of our Common Stock unless (a) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder, or if a tax treaty applies, is attributable to a permanent establishment in the United States of the non-U.S. holder; (b) in the case of a non-U.S. holder who is an individual, the non-U.S. holder is present in the United States for 183 (one hundred eighty three) or more days during the taxable year of the sale or other disposition and certain other conditions are satisfied; or (c) Merge is or has been a “U.S. real property holding corporation” (“USRPHC”) for United States federal income tax purposes during the five year period preceding such sale or other disposition (or if shorter, the period that the non-U.S. holder held those shares) (the “USRPHC Period”), as discussed below.  A non-U.S. holder that is a corporation may be subject to an additional branch profits tax in the case of (a) above.

A USRPHC is a corporation organized under the laws of the United States or any state thereof 50% or more of the assets of which (including assets held indirectly through subsidiaries) consist of United States real property interests.  We do not believe that we are a USRPHC for United States federal income tax purposes, and we do not presently anticipate becoming one.  If we were determined to be a USRPHC at any time during the USRPHC Period, a non-U.S. holder who owned (actually or constructively) more than 5% of our Common Stock at any time during such period would generally be subject to United States federal income tax on any gain recognized on the sale or other disposition of the common Stock at ordinary income tax rates as if such gain were effectively connected with the conduct of a United States trade or business (although the branch profits tax would not apply).  Furthermore, if we were a USRPHC at any time during the USRPHC Period, a non-U.S. holder who owned (actually or constructively), during such period, exchangeable shares with a fair market value in excess of 5% of the fair market value of our outstanding Common Stock (determined at the time that the non-U.S. holder first acquired such exchangeable shares) would generally be subject to United States federal income tax on any gain recognized on such sale or other disposition at ordinary income tax rates as if such gain were effectively connected with the conduct of a United States trade or business (although the branch profits tax would not apply).  A non-U.S. holder who meets the 5% ownership criteria set forth above should consult its tax advisor concerning the United States federal income tax consequences to it if we were determined to be a USRPHC.

United States Federal Estate Tax

Our Common Stock held by (or deemed held by) an individual non-U.S. holder at the time of death will be included in that holder’s gross estate for U.S. federal estate tax purposes

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to the amount of dividends paid to a holder of Merge Common Stock or exchangeable shares or to the proceeds received by a holder from the sale or exchange of Merge Common Stock, exchangeable shares or Cedara common shares. Backup withholding may be imposed (currently at 28% on the above payments or proceeds) unless the holder is eligible for an exemption. A holder that is not otherwise exempt from backup withholding generally can avoid backup withholding by providing an IRS Form W-9 (in the case of a U.S. holder) or applicable IRS Form W-8 (in the case of a non-U.S. holder). Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

In addition, the American Jobs Creation Act of 2004 added new Section 6043A to the United States Internal Revenue Code which, when implemented by regulations, will require the issuance of informational reports which will include the identities of persons whose Cedara common shares were acquired together with the value of the consideration received by each. Until regulations are issued, it is impossible to determine the scope of the reporting obligation that will be imposed under this new provision.

PLAN OF DISTRIBUTION

The Common Stock offered in this prospectus will be issued in exchange for exchangeable shares. We have not engaged any broker, dealer or underwriter in connection with this offering.  The exchangeable shares were issued to certain shareholders of Cedara Software Corp. who are Canadian residents, in connection with our business combination with Cedara Software Corp.

DESCRIPTION OF CAPITAL STOCK

Our Articles of Incorporation authorize us to issue 105,000,000 shares of capital stock, of which 100,000,000 shares are designated Common Stock, 1,000,000 shares are designated Series A preferred stock, 1,000,000 shares are designated Series B Junior Participating preferred stock, one share is designated Special Voting preferred stock, one share is designated Series 2 Special Voting preferred stock, one share is designated Series 3 Special Voting preferred stock, and 2,999,997 shares are designated preferred stock.  As of October 10, 2006, we had 29,277,564 shares of Common Stock and one share of Series 3 Special Voting preferred stock issued and outstanding.

Common Stock

Holders of our Common Stock are entitled to one vote per share of Common Stock beneficially owned on each matter submitted to a vote at a meeting of shareholders, except to the extent that the voting rights of any class or classes are enlarged, limited or denied by our Articles of Incorporation or the Wisconsin Business Corporation Law.  The Common Stock does not have cumulative voting rights.  Directors are elected by a plurality of the votes cast by the share entitled to vote in the election of directors at any meeting of shareholders at which a quorum is present.  The Common Stock has no preemptive rights and no redemption or conversion privileges.  Subject to any preferences of any outstanding preferred stock, the holders of Common Stock are entitled to receive dividends out of assets legally available at such times, and in such amounts, as the Board of Directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to our shareholders.  Under our Amended and Restated By-laws, a majority of votes entitled to be cast on a matter will constitute a quorum of the voting group for action on that matter.  Generally, action on a matter will be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action.  However, under the Wisconsin Business Corporation Law, certain actions require enhanced approval by a supermajority of eighty percent or two-thirds of all outstanding shares entitled to vote, and certain actions require a majority of all outstanding shares entitled to vote.  See “Wisconsin Anti-takeover Statutes” below.  All of the outstanding shares of our Common Stock are, and the shares to be issued by us as part of this offering when issued and paid for will be, fully paid and nonassessable.

Preferred Stock and Other Rights

Our Board of Directors may, without further action by our stockholders, from time to time, issue shares of preferred stock in one or more series and may, at the time of issuance, determine the rights, preferences and limitations of each series.  On September 6, 2006, our Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of our Common Stock and each outstanding exchangeable share.  Each preferred share purchase right entitles the registered holder to purchase from us one one-hundredth of a share of our Series B Junior Participating preferred stock.  A description and terms of the preferred share purchase rights and the Series B Junior Participating preferred stock are set forth in our Current Report on Form 8-K, filed with the SEC on September 6, 2006, and incorporated in this prospectus by reference.

In June 2005, we issued one share of Series 3 Special Voting Preferred Stock to Computershare Trust Company of Canada, which serves as a trustee in voting matters on behalf of the holders of ExchangeCo exchangeable shares.  The holder of the Series 3 Special Voting Preferred Stock is not entitled to receive dividends with respect to such preferred stock, and upon any voluntary or involuntary liquidation, dissolution or winding up of us, will be entitled to receive an amount equal to $0.01 before any distribution is made on our Common Stock.  The Series 3 Special Voting Preferred Stock is not subject to redemption, except that at such time as no ExchangeCo exchangeable shares are outstanding, and no shares of stock, debt, options or other agreements which could give rise to the issuance of any ExchangeCo exchangeable shares to any person exist, the Series 3 Special Voting Preferred Stock will automatically be redeemed and canceled, for an amount equal to $0.01 per share due and payable upon such redemption.  Pursuant to the terms of the Voting and Exchange Trust Agreement dated June 1, 2005, among us, ExchangeCo and Computershare Trust Company of Canada, as trustee, which is filed as Exhibit 99.2 to the registration statement of which this prospectus is a part, (1) during the term of the Trust Agreement, we may not, without the consent of the holders of the exchangeable shares, issue any shares of our Series 3 Special Voting Preferred Stock in addition to the one share issued to the Trustee (the “Series 3 Special Voting Share”), (2) the Series 3 Special Voting Share entitles the holder of record to a number of votes at meetings of holders of shares of our Common Stock equal to the number of exchangeable shares outstanding from time to time (other than the exchangeable shares held by us and our affiliates), (3) the Trustee will exercise the votes held by the Series 3 Special Voting Share pursuant to and in accordance with the Trust Agreement, and (4) the voting rights attached to the Special 3 Voting Share will terminate pursuant to, and in accordance with, the Trust Agreement.

Exchangeable Shares

The following summary is qualified in its entirety to the Plan of Arrangement under Section 182 of the Ontario Business Corporations Act for the Merger Agreement among us, Cedara Software Corp. and Corrida, Ltd. dated January 17, 2005, and the Voting and Exchange Trust Agreement, which are filed as Exhibit 99.1 and Exhibit 99.2 to the registration statement of which this prospectus is a part.  We urge you to read the full text of the Plan of Arrangement and the Voting and Exchange Trust Agreement.

ExchangeCo Share Capital

ExchangeCo’s authorized capital includes an unlimited number of common shares. All outstanding common shares of ExchangeCo are held by Merge Holdings.  The holders of common shares of ExchangeCo are entitled to receive notice of and to attend all meetings of the shareholders and are entitled to one vote for each share held of record on all matters submitted to a vote of holders of common shares of ExchangeCo.  Subject to the prior rights of the holders of the exchangeable shares or any other shares ranking senior to the common shares of ExchangeCo with respect to priority in the payment of dividends, the holders of common shares of ExchangeCo are entitled to receive such dividends as may be declared by the board of directors of ExchangeCo out of legally available funds.  Holders of common shares of ExchangeCo are entitled upon any liquidation, dissolution or winding-up of ExchangeCo, subject to the prior rights of the holders of the exchangeable shares or any other shares ranking senior to the ExchangeCo common shares, to receive the remaining property and assets of ExchangeCo.

ExchangeCo’s capital also includes an unlimited number of non-voting preference shares.  Subject to the prior rights of the holders of any shares ranking senior to the preference shares, the registered holders of the preference shares are entitled to receive, and ExchangeCo shall pay to such holders as and when declared by the directors out of the moneys of ExchangeCo properly applicable to the payment of dividends, non-cumulative preferential cash dividends at the rate of 6% per year (less any tax required to be withheld by ExchangeCo) per share in each fiscal year.  On a liquidation, dissolution or winding-up of ExchangeCo the holders of the preference shares are entitled to receive, an amount equal to $1,000 per share plus any accrued and unpaid dividends.  All outstanding preference shares are held by Merge Holdings.

Retraction of Exchangeable Shares

Subject to the overriding right of Merge Holdings to purchase the exchangeable shares, as described below, holders of exchangeable shares are entitled at any time to retract (i.e., require redemption by ExchangeCo, the issuer of the exchangeable shares) any or all of the exchangeable shares held by such holder for an amount per share equal to the sum of (1) the current market price of a share of our Common Stock on the last business day prior to the date of redemption, to be satisfied by the delivery of one share of Our Common Stock (subject to adjustment in certain circumstances), and (2) all declared and unpaid dividends, if any.  The current market price is defined as the Canadian dollar equivalent of the average of the closing bid and asked prices of our Common Stock for the 20-day trading period ending not more than three trading days before such date on the NASDAQ.  Holders of exchangeable shares may effect such retraction by presenting properly completed documents (including the certificate for such shares) to ExchangeCo or Computershare.

When a holder requests ExchangeCo to redeem retracted exchangeable shares, Merge Holdings will have an overriding right to purchase on the date of retraction all, but not less than all, of the retracted exchangeable shares, at a purchase price per share equal to the current market price, as defined, of a share of our Common Stock on the last business day prior to the date of redemption, to be satisfied by the delivery of one share of our Common Stock, plus, on the designated payment date therefor, to the extent not paid by ExchangeCo, all declared and unpaid dividends, if any.  To the extent that Merge Holdings pays such declared and unpaid dividends, ExchangeCo is no longer be obligated to pay such declared and unpaid dividends on such retracted exchangeable shares.  Upon receipt of a retraction request, ExchangeCo will immediately notify Merge Holdings.  Merge Holdings must then advise ExchangeCo within five business days as to whether it will exercise its right to purchase the retracted exchangeable shares.  If Merge Holdings does not so advise ExchangeCo, ExchangeCo will notify the holder as soon as possible thereafter that Merge Holdings will not exercise its right to purchase.  If Merge Holdings advises ExchangeCo that it will exercise its right to purchase the retracted exchangeable shares, then, provided the holder does not revoke its request for retraction in the manner described below, the retraction request will be considered to be an offer by the holder to sell its exchangeable shares to Merge Holdings.

Cedara Software Corp. shareholders who received exchangeable shares in the arrangement and later request to receive our Common Stock in exchange for their exchangeable shares will not receive our Common Stock until 10 to 15 business days after the retraction request is received.  During the 10 to 15 business day period referenced above, the market price of our Common Stock may increase or decrease.  Any such increase or decrease would affect the value of the consideration to be received by the holder of exchangeable shares on the effective date of the exchange.

A holder may revoke its request for retraction, in writing, at any time prior to the close of business on the business day immediately preceding the date of retraction, in which case the retraction request will be null and void and the revocable offer constituted by the revocation request to sell exchangeable shares to Merge Holdings will be deemed to have been revoked.  If the holder does not revoke its retraction request, on the date of retraction, the retracted exchangeable shares will be purchased by Merge Holdings or redeemed by ExchangeCo, as the case may be, in each case as set out above.  ExchangeCo or Merge Holdings, as the case may be, will deliver or cause Computershare Trust Company of Canada (“Computershare”) to deliver:

(1)           the certificates, representing the aggregate number of shares of our Common Stock calculated as described above, registered in the name of the holder or in such other name as the holder may request, and

(2)           if applicable, a check for the aggregate declared and unpaid dividends to the holder at the address recorded in the securities register or at the address specified in the holder’s retraction request or by holding the same for pick up by the holder at the registered office of ExchangeCo or the office of Computershare Trust Company of Canada as specified by ExchangeCo, in each case less any amounts withheld on account of tax required to be deducted and withheld.

If, as a result of solvency requirements or applicable law, ExchangeCo is not permitted to redeem all retracted exchangeable shares tendered by a holder, and provided Merge Holdings has not exercised its right to purchase such exchangeable shares, ExchangeCo will redeem only those retracted exchangeable shares tendered by the holder (rounded down to a whole number of shares) as would not be contrary to such provisions or applicable law, and Computershare Trust Company of Canada, on behalf of the holder of any retracted exchangeable shares not so redeemed by ExchangeCo, will require us to purchase such retracted exchangeable shares on the date of retraction for a purchase price per share of one share of our Common Stock plus, to the extent not paid by ExchangeCo, all declared and unpaid dividends on each exchangeable share on any dividend record date which occurred prior to the date of such purchase.

Early Redemption

As of October 10, 2006, there were 4,568,161 exchangeable shares outstanding.  In certain circumstances, ExchangeCo has the right to require a redemption of the exchangeable shares prior to April 30, 2010.  An early redemption may occur upon:

(1)           there being outstanding fewer than 1,321,017 exchangeable shares, or 10% of the number of exchangeable shares issued on the effective date of the transaction (excluding the exchangeable shares held by us and its affiliates);

(2)           the occurrence of a Merge control transaction, which is any merger, amalgamation, tender offer, material sale of shares or rights or interests therein or similar transactions involving us, or any proposal to do so;

(3)           a proposal for an exchangeable share voting event, which is any matter in respect of which holders of exchangeable shares are entitled to vote as shareholders of ExchangeCo, other than as outlined in (3), and, for greater certainty, excluding any matter in respect of which holders of exchangeable shares are entitled to vote (or instruct Computershare Trust Company of Canada to vote) under the Voting and Exchange Trust Agreement; or

(4)           the failure to approve or disapprove, as applicable, an exempt exchangeable share voting event, which is any matter in respect of which holders of exchangeable shares are entitled to vote, in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the exchangeable shares, where the approval or disapproval, as applicable, of such change would be required to maintain the equivalence of the exchangeable shares and our Common Stock.

The accidental failure or omission to give any notice of redemption under clauses (1) to (4) will not affect the validity of any such redemption.

If, prior to April 30, 2010, there are fewer than 1,321,017 exchangeable shares outstanding, the board of directors of ExchangeCo may accelerate the redemption date to a date prior to April 30, 2010 as they may determine, upon at least 60 days’ prior written notice to the holders of exchangeable shares.

If, prior to April 30, 2010, a Merge control transaction occurs, provided that the board of directors of ExchangeCo determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the exchangeable shares in connection with such control transaction and that the redemption of all but not less than all of the outstanding exchangeable shares is necessary to enable the completion of such control transaction in accordance with its terms, the board of directors of ExchangeCo may accelerate the date of redemption to such date prior to April 30, 2010 as the board of directors of ExchangeCo may determine, upon such number of days’ prior written notice to the holders of exchangeable shares as the board of directors of ExchangeCo may determine to be reasonably practicable in such circumstances.

If, prior to April 30, 2010, an exchangeable share voting event is proposed, provided that the board of directors of ExchangeCo has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the exchangeable share voting event, which business purpose must be bona fide and not for the primary purpose of causing the occurrence of a date of redemption, in any other commercially reasonable manner that does not result in an exchangeable share voting event, the date of redemption shall be the business day prior to the record date for any meeting or vote of the holders of exchangeable shares to consider the exchangeable share voting event and the board of directors of ExchangeCo shall give such number of days’ prior written notice of such redemption to the holders of exchangeable shares as the board of directors of ExchangeCo may determine to be reasonably practicable in such circumstances.

If, prior to April 30, 2010, an exempt exchangeable share voting event is proposed and the holders of exchangeable shares fail to take the necessary action at a meeting or other vote of holders of exchangeable shares, to approve or disapprove, as applicable, the exempt exchangeable share voting event, the date of redemption shall be the business day following the day on which the holders of exchangeable shares failed to take such action.

Redemption of Exchangeable Shares

Subject to applicable law and the overriding right of Merge Holdings to purchase the exchangeable shares, ExchangeCo will redeem on the date established by the board of directors of ExchangeCo, which date will be no earlier than April 30, 2010, all but not less than all of the then outstanding exchangeable shares for an amount per share equal to the sum of (A) the current market price of a share of our Common Stock on the last business day prior to the date of redemption, to be satisfied by the delivery of one share of our Common Stock, and (B) all declared and unpaid dividends on each exchangeable share held by a holder on any dividend record date which occurred prior to the date of redemption. ExchangeCo will provide written notice of the proposed redemption of the exchangeable shares by ExchangeCo or the purchase of the exchangeable shares by Merge Holdings pursuant to its overriding right to purchase, at least 60 days prior to the date of redemption, or such number of days as the board of directors of ExchangeCo may determine to be reasonably practicable under the circumstances in respect of a date of redemption arising in connection with:

(1)           a Merge control transaction, which is any merger, amalgamation, tender offer, material sale of shares or rights or interests therein or similar transactions involving us, or any proposal to do so;

(2)           an exchangeable share voting event, which is any matter in respect of which holders of exchangeable shares are entitled to vote as shareholders of ExchangeCo, other than as outlined in (3), and, for greater certainty, excluding any matter in respect of which holders of exchangeable shares are entitled to vote (or instruct Computershare Trust Company of Canada to vote) under the voting and exchange trust agreement; or

(3)           an exempt exchangeable share voting event, which is any matter in respect of which holders of exchangeable shares are entitled to vote, in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the exchangeable shares, where the approval or disapproval, as applicable, of such change would be required to maintain the equivalence of the exchangeable shares and our Common Stock.

On or after the date of redemption and provided Merge Holdings has not exercised its right to purchase the exchangeable shares, upon receipt at the office of Computershare or the registered office of ExchangeCo of the certificates representing the exchangeable shares and such other documents as may be required, ExchangeCo will deliver to holders of exchangeable shares an amount per share equal to the current market price, as defined, of a share of our Common Stock on the last business day prior to the date of redemption, to be satisfied by the delivery of one share of our Common Stock, plus all declared and unpaid dividends, if any. ExchangeCo will mail certificates for the applicable number of shares of Our Common Stock registered in the name of the holder or such other name as the holder may request and, if applicable, a check for the aggregate amount of such declared and unpaid dividends to the holder at the address of the holder recorded in the securities register or hold the same for pick up by the holder at the registered office of ExchangeCo or the office of Computershare Trust Company of Canada as specified in the written notice of redemption, in each case, less any amounts withheld on account of tax required to be deducted and withheld therefrom.

Merge Holdings will have an overriding right to purchase on the date of redemption all, but not less than all, of the exchangeable shares then outstanding (other than exchangeable shares held by us and our affiliates) for an amount per share equal to the current market price of a share of our Common Stock on the last business day prior to the date of redemption, to be satisfied by the delivery of one share of our Common Stock, plus declared and unpaid dividends, if any. Upon the exercise of such right by Merge Holdings, holders will be obligated to sell their exchangeable shares to Merge Holdings.  If Merge Holdings exercises such right, ExchangeCo’s right and obligation to pay any declared and unpaid dividends on the exchangeable shares so purchased by Merge Holdings will be fully satisfied.

Purchase for Cancellation

Subject to applicable law, ExchangeCo may at any time and from time to time purchase for cancellation all or any part of the outstanding exchangeable shares at any price by tender to all the holders of record of exchangeable shares then outstanding or through the facilities of any stock exchange on which the exchangeable shares are listed or quoted at any price per share.

In addition, subject to applicable law, ExchangeCo may at any time and from time to time purchase for cancellation all or any part of the exchangeable shares by private agreement with any holder of exchangeable shares for consideration consisting of shares of our Common Stock.

Voting Rights with Respect to ExchangeCo

Except as required by law, under certain circumstances concerning the addition to, amendment or removal of the rights, privileges, restrictions and conditions of the exchangeable shares and the dissolution of ExchangeCo or the sale, lease, exchange of all or substantially all of the property of ExchangeCo, the holders of exchangeable shares are not entitled as such to receive notice of or attend any meeting of shareholders of ExchangeCo or to vote at any such meeting.

Voting Rights with Respect to Us

We have issued the Series 3 Special Voting Share to Computershare for the benefit of the holders of exchangeable shares (other than us and our affiliates).  The Series 3 Special Voting Share has the number of votes, which may be cast at any meeting at which our shareholders are entitled to vote, equal to the number of outstanding exchangeable shares (other than exchangeable shares held by us and our affiliates).

Each holder of exchangeable shares on the record date for any meeting at which our shareholders are entitled to vote will be entitled to instruct Computershare to exercise one of the votes attached to the Series 3 Special Voting Share for each exchangeable share held by such holder.  Computershare will exercise (either by proxy or in person) each vote attached to the special voting share only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, will not exercise such votes.  A holder of exchangeable shares may, upon instructing Computershare, obtain a proxy from Computershare entitling the holder to vote directly at the relevant meeting the votes attached to the special voting share to which the holder is entitled.

All rights of a holder of exchangeable shares to exercise votes attached to the Series 3 Special Voting Share will cease upon the exchange (whether by redemption, retraction or liquidation, or through the exercise of the related rights of Merge Holdings to purchase) of such exchangeable shares for our Common Stock.

Dividend Rights

Holders of exchangeable shares will be entitled to receive, subject to applicable law, dividends (1) in the case of a cash dividend declared on our Common Stock, in an amount in cash for each exchangeable share corresponding to the cash dividend declared on each share of our Common Stock, (2) in the case of a stock dividend declared on our Common Stock to be paid in our Common Stock, in such number of exchangeable shares for each exchangeable share as is equal to the number of shares of our Common Stock to be paid on each share of our Common Stock, or (3) in the case of a dividend declared on our Common Stock in property other than cash or our Common Stock, in such type and amount of property as is the same as, or economically equivalent to (as determined by ExchangeCo’s board of directors in good faith and in its sole discretion) the type and amount of property declared as a dividend on each share of our Common Stock.  Cash dividends on the exchangeable shares are payable in U.S. dollars or the Canadian dollar equivalent thereof, at the option of ExchangeCo.  The declaration date, record date and payment date for dividends on the exchangeable shares will be the same as the relevant date for the corresponding dividends on our Common Stock.

Liquidation Rights with Respect to ExchangeCo

In the event of the liquidation, dissolution or winding-up of ExchangeCo or any other proposed distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs, each holder of exchangeable shares will have, subject to applicable law, the right to receive from ExchangeCo for each exchangeable share held by such holder an amount equal to the current market price, as defined, of a share of our Common Stock on the last business day prior to the date of liquidation, dissolution or winding-up, to be satisfied by the delivery of one share of our Common Stock, plus all declared and unpaid dividends on each such exchangeable share held by such holder on any dividend record date which occurred prior to the effective date of such liquidation, dissolution or winding-up. Upon the occurrence of such liquidation, dissolution or winding-up, Merge Holdings will have an overriding right to purchase all of the outstanding exchangeable shares (other than exchangeable shares held by us and our affiliates) from the holders thereof on the effective date of the liquidation, dissolution or winding-up for an amount per share equal to the current market price of a share of our Common Stock on the last business day prior to the date of liquidation, dissolution or winding-up to be satisfied by the delivery of one share of our Common Stock, plus all declared and unpaid dividends on each such exchangeable share held by such holder on any dividend record date which occurred prior to the effective date of such liquidation, dissolution or winding-up.  If Merge Holdings exercises this right and pays the declared and unpaid dividends owing, if any, the right of the holder of the exchangeable shares so purchased to receive declared and unpaid dividends from ExchangeCo will be fully satisfied.

Withholding Rights

Each of us, ExchangeCo, Merge Holdings and Computershare are entitled to deduct and withhold from any dividends or consideration otherwise payable to any holder of exchangeable shares or our Common Stock such amounts as we, ExchangeCo, Merge Holdings or Computershare is required to deduct and withhold with respect to such payment under the Canadian Tax Act, the Code or any provision of provincial, state, local or foreign tax law.  Any amounts withheld will be treated as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that the withheld amounts are actually remitted to the appropriate taxing authority.  To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the amount otherwise payable to the holder, we, ExchangeCo, Merge Holdings and Computershare may sell or otherwise dispose of that portion of the consideration as is necessary to provide sufficient funds to us, ExchangeCo, Merge Holdings or Computershare, as the case may be, to enable it to comply with such deduction or withholding requirement.  We, ExchangeCo, Merge Holdings or Computershare must notify the holder of any such sale and remit to such holder any unapplied balance of the net proceeds of such sale.

Ranking

The exchangeable shares are entitled to a preference over the common shares of ExchangeCo and any other shares ranking junior to the exchangeable shares with respect to the payment of dividends and the distribution of assets in the event of a liquidation, dissolution or winding-up of ExchangeCo; whether voluntary or involuntary, or any other distribution of the assets of ExchangeCo among its members for the purpose of winding-up its affairs.  The exchangeable shares rank junior to the non-voting preference shares of ExchangeCo described above under “ExchangeCo Share Capital.”

Certain Restrictions

ExchangeCo will not, without the approval of the holders of exchangeable shares as set forth below under “Amendment and Approval”:

(1)           pay any dividends on the common shares of ExchangeCo, or any other shares ranking junior to the exchangeable shares, other than stock dividends payable in common shares of ExchangeCo or any such other shares ranking junior to the exchangeable shares, as the case may be;

(2)           redeem, purchase or make any capital distribution in respect of common shares of ExchangeCo or any other shares ranking junior to the exchangeable shares;

(3)           redeem or purchase any other shares of ExchangeCo ranking equally with the exchangeable shares with respect to the payment of dividends or on any liquidation distribution; or

(4)           issue any exchangeable shares or any other shares of ExchangeCo ranking equally with, or superior to, the exchangeable shares other than by way of stock dividends to the holders of the exchangeable shares.

The restrictions in paragraphs (1), (2), (3) and (4) above will not apply at any time when the dividends on the outstanding exchangeable shares corresponding to dividends declared and paid on our Common Stock have been declared and paid in full.

Amendment and Approval

The rights, privileges, restrictions and conditions attaching to the exchangeable shares may be added to, changed or removed only with the approval of the holders the exchangeable shares.  That approval or any other approval or consent to be given by the holders of exchangeable shares will be sufficiently given if given in accordance with applicable law, subject to a minimum requirement that that approval or consent be evidenced by a resolution passed by not less than three-fourths of the votes cast on such resolution at a meeting of the holders of exchangeable shares duly called and held at which holders of at least 25% of the then outstanding exchangeable shares are present or represented by proxy.  If no such quorum is present at such meeting within one-half hour after the time appointed for that meeting, then the meeting will be adjourned to such place and time (not less than five days later) as may be designated by the chair of such meeting.  At such adjourned meeting, the holders of exchangeable shares present or represented by proxy may transact the business for which the meeting was originally called, and a resolution passed by the affirmative vote of not less than three-fourths of the votes cast on such resolution will constitute the approval or consent of the holders of exchangeable shares.

Exchangeable Share Support Agreement

The following summary is qualified in its entirety to the Support Agreement dated June 1, 2005, by and among us, Merge Holdings and Exchange Co, which is filed as Exhibit 99.3 to the registration statement of which this prospectus is a part.  We urge you to read the full text of the Support Agreement.  The Support Agreement provides that for so long as any exchangeable shares (other than exchangeable shares owned by us or our affiliates) remain outstanding:

•                  we will not declare or pay dividends on our Common Stock unless (1) ExchangeCo simultaneously declares or pays, as the case may be, an equivalent dividend on the exchangeable shares and (2) ExchangeCo has sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment of the equivalent dividend to the holders of exchangeable shares;

•                  we will advise ExchangeCo sufficiently in advance of the declaration of any dividend on our Common Stock and take all action reasonably necessary, in cooperation with ExchangeCo, to ensure that the declaration date, record date and payment date for dividends on the exchangeable shares are the same as that for dividends on our Common Stock;

•                  we will ensure that the record date for any dividend declared on our Common Stock is not less than 10 business days after the declaration date of that dividend;

•                  we will take all actions and do all things reasonably necessary or desirable, in accordance with applicable law:

•                  to enable and permit ExchangeCo to pay and otherwise perform its obligations in respect of each issued and outstanding exchangeable share (other than exchangeable shares owned by us or our affiliates) arising (a) upon the liquidation, dissolution or winding-up or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs, (b) in the event of a retraction demand by a holder of exchangeable shares, or (c) upon a redemption of exchangeable shares, including all actions and things that are reasonably necessary or desirable to enable and permit ExchangeCo to deliver shares of our Common Stock to the holders of exchangeable shares and cash in respect of declared and unpaid dividends when obligated to do so;

•                  to enable and permit Merge Holdings, in accordance with applicable law, to perform its obligations arising upon the exercise by it of its overriding call rights, including all actions and things as are necessary or desirable to enable Merge Holdings to deliver shares of our Common Stock to the holders of exchangeable shares and cash in respect of declared and unpaid dividends when obligated to do so; and

•                  to ensure that each of us, Merge Holdings and its affiliates will not, exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs.

In addition, the Support Agreement provides that we will take all such actions and do all things as are necessary or desirable to cause the shares of our Common Stock that are to be delivered upon exchange of the exchangeable shares to be freely tradeable, including, if necessary, registering shares of our Common Stock under applicable securities laws and maintaining the listing or quotation of our Common Stock for trading on all stock exchanges and quotation systems where the outstanding shares of our Common Stock are then listed and quoted.

The Support Agreement further provides that, so long as any exchangeable shares (other than those held by us or our affiliates) are outstanding, we will not, without the prior approval of ExchangeCo and the holders of the exchangeable shares:

•                  issue or distribute to all or substantially all of the holders of the then outstanding shares of our Common Stock:

•                  shares of our Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of our Common Stock) by way of stock dividend or other distribution (other than to holders of our Common Stock who exercise an option to receive those securities in lieu of receiving a cash dividend);

•                  rights, options or warrants to subscribe for or purchase any shares of our Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of our Common Stock);

•                  shares or other securities of any class other than our Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of our Common Stock);

•                  evidences of our indebtedness; or

•                  our assets;

•                  subdivide, redivide, reduce, consolidate, combine or otherwise change the then outstanding shares of our Common Stock into a different number of shares of our Common Stock; or

•                  reclassify or otherwise change our Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting our Common Stock,

unless the same or an economically equivalent distribution on or change to, or in the rights of the holders of, exchangeable shares is made simultaneously.  We will ensure that the record date for any of the foregoing events (or the effective date if there is no record date) is not less than five business days after the date that we announce the event.  The board of directors of ExchangeCo will determine, in good faith and in its sole discretion, “economic equivalence” for these purposes, and its determination, based upon the factors specified in the Support Agreement, will be conclusive and binding.

Under the Support Agreement, so long as any exchangeable shares (other than those held by us or our affiliates) are outstanding, we and our board of directors are be prohibited from proposing or recommending or otherwise effecting with the consent or approval of our board of directors any tender or share exchange offer, issuer bid, take-over bid or similar transaction with respect to our Common Stock, unless the holders of exchangeable shares (other than us and our affiliates) participate in the transaction to the same extent on an economically equivalent basis as the holders of our Common Stock, without discrimination.  In addition, we will use its reasonable efforts expeditiously and in good faith to ensure the holders of the exchangeable share may participate without being required to retract their exchangeable shares or, if so required, to ensure any such retraction shall be effective only upon, and shall be conditional upon, the closing of such transaction and only to the extent necessary to tender or deposit to the transaction.

In addition, under the Support Agreement, we may not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of our undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation unless (1) the acquiring person or continuing corporation by operation of law becomes bound by the terms and provisions of the Support Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of the transaction, an agreement to evidence the assumption by such person or continuing corporation of our obligations under the Support Agreement, and (2) the rights of the holders of exchangeable shares are substantially preserved and not impaired in any material respect.

We also agreed that without the prior approval of ExchangeCo and the holders of the exchangeable shares and for so long as any exchangeable shares are owned by any person other than us or our affiliates, we will remain the direct or indirect beneficial owner of all of the outstanding voting shares of ExchangeCo and Merge Holdings.

Under the Support Agreement, we will not, and will cause our affiliates to not, exercise any voting rights attached to the exchangeable shares owned by us or any of our affiliates on any matter considered at any meeting of holders of exchangeable shares.  We also agreed to use its reasonable efforts to ensure that ExchangeCo:

•                  maintains a “substantial Canadian presence” within the meaning of the Income Tax Act (Canada) if required to cause the exchangeable shares not to be “foreign property” for purposes of the Income Tax Act (Canada), but only to the extent that the Canadian Tax Act provides limits on the level of foreign property which may be held without penalty; and

•                  maintains a listing for the exchangeable shares on The Toronto Stock Exchange.

With the exception of administrative changes for the purpose of adding covenants that are not prejudicial to the rights and interests of the holders of exchangeable shares, making certain necessary amendments or curing ambiguities or clerical errors (in each case provided that the board of directors of each of us, ExchangeCo and Merge Holdings are of the opinion that the amendments are not prejudicial to the rights or interests of the holders of exchangeable shares), the Support Agreement may not be amended without the approval of the holders of exchangeable shares.

Limitation of Liability and Indemnification Matters

Under Section 180.0828 of the Wisconsin Business Corporation Law, a director is not liable to us, our shareholders, or any person asserting rights on behalf of us or our shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the following: (1) a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director has a material conflict of interest; (2) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (3) a transaction from which the director derived an improper personal profit; or (4) willful misconduct.  These provisions do not affect a director’s responsibilities under any other laws, including the federal securities laws or state or federal environmental laws.

Our Amended and Restated By-laws also contain provisions that require us to indemnify our directors and officers to the fullest extent permitted by Wisconsin law.  Specifically, under Section 180.0851 of the Wisconsin Business Corporation Law, our directors and officers are entitled to mandatory indemnification from us against certain liabilities and expenses (1) to the extent such officers or directors are successful in the defense of a proceeding, and (2) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to us and such breach or failure constituted: (a) a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct.  Under Section 180.0853 of the Wisconsin Business

Corporation Law, upon written request by a director or officer who is a party to a proceeding, we may pay or reimburse his or her reasonable expenses as incurred if the director or officer provides us with (1) a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to us, and (2) a written undertaking to repay the allowance and, if required by us, to pay reasonable interest on the allowance to the extent that it is ultimately determined that indemnification is not required and that indemnification is not ordered by a court.  Wisconsin law allows a corporation to limit its obligation to indemnify officers and directors by providing so in its articles of incorporation.

We have directors’ and officers’ liability insurance coverage, however the carriers who issued such coverage may seek to rescind such policies due to the events which are the subject of the shareholders class and derivative law suits.

Constituency or Stakeholder Provision

Under Section 180.0827 of the Wisconsin Business Corporation Law, in discharging his or her duties to us and in determining what he or she believes to be in our best interests of, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which we operate and any other factors that the director or officer considers pertinent.

Wisconsin Anti-takeover Statutes

Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law (the “Wisconsin Business Combination Statute”) regulate the broad range of “business combinations” between a “resident domestic corporation” (such as us) and an “interested stockholder.”  The Wisconsin Business Combination Statute defines a “business combination” to include a merger or share exchange, or a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of the stock or assets of the corporation or 10% of its earning power, or the issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, the adoption of a plan of liquidation or dissolution and certain other transactions involving an “interested stockholder,” defined as a person who beneficially owns 10% of the voting power of the outstanding voting stock of the corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years.  Section 180.1141 of the Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition.  Accordingly, the Wisconsin Business Combination Statute’s prohibition on business combinations cannot be avoided during the three-year period by subsequent action of the board of directors or shareholders.  Business combinations after the three-year period following the stock acquisition date are permitted only if (1) the board of directors approved the acquisition of the stock by the interested stockholder prior to the acquisition date, (2) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder, or (3) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount.

In addition, the Wisconsin Business Corporation Law provides in Sections 180.1130 to 180.1133 that business combinations involving a “significant shareholder” (as defined below) and a “resident domestic corporation” (such as us) are subject to a two-thirds supermajority vote of shareholders (the “Wisconsin Fair Price Statute”), in addition to any approval otherwise required.  A “significant shareholder,” with respect to a resident domestic corporation, is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years.  Under Section 180.1131 and Section 180.1132 of the Wisconsin Business Corporation Law, the business combinations described above must be approved by 80% of the voting power of the corporation’s stock and at least two-thirds of the voting power of the corporation’s stock not beneficially held by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met: (1) the aggregate value of the per share consideration is equal to the highest of (a) the highest price paid for any shares of the corporation by the significant shareholder either in the transaction in which it became a significant shareholder or within two years before the date of the business combination, whichever is higher, (b) the market value of the corporation’s shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is highest, or (c) the highest liquidation or dissolution distribution to which holders of the shares would be entitled; and (2) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

Section 180.1134 of the Wisconsin Business Corporation Law (the “Wisconsin Defensive Action Restrictions”) provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded.  Under the Wisconsin Defensive Action Restrictions, shareholder approval is required for the corporation to (1) acquire more than 5% of the outstanding voting shares at a price above the market price from any individual who, or organization which, owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares, or (2) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation.  The restrictions described in clause (1) above may have the effect of deterring a shareholder from acquiring shares with the goal of seeking to have us repurchase such shares at a premium over the market price, a situation commonly referred to as “greenmail.”

Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of shares of resident domestic corporations held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This statutory voting restriction does not apply to shares acquired directly from us or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

Anti-Takeover Effects of Articles of Incorporation, Bylaw and the Wisconsin Anti-Takeover Statutes

Our Articles of Incorporation, Amended and Restated By-laws, and the provisions of the Wisconsin Business Corporation Law described above, may delay, defer or inhibit a future acquisition of us that shareholders might consider in their best interest, including takeover attempts that might result in a premium over the market price for the shares held by shareholders.

Issuance of “Blank Check” Preferred Stock and Our Shareholder Rights Plan

The issuance of preferred stock pursuant to the Board’s authority described above may adversely affect the rights of the holders of our Common Stock.  For example, preferred stock issued by us may rank prior to our Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of our Common Stock.  Accordingly, the ability of our Board of Directors to issue undesignated preferred stock may discourage bids for our Common Stock or may otherwise adversely affect the market price of our Common Stock.

On September 6, 2006, our Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of our Common Stock and each outstanding exchangeable share issued by ExchangeCo.  The dividend was payable upon the close of business on October 2, 2006, to the shareholders of record at the close of business on September 25, 2006.  Each purchase right entitles the registered holder to purchase from us one one-hundredth of a share of our Series B Junior Participating preferred stock, par value $0.01 per share, which the Board designated pursuant to our “blank check” authorization in our Articles of Incorporation, at a price of $50.00 per one one-hundredth of a Series B Junior Participating preferred share, subject to adjustment.  A description and terms of the preferred share purchase rights and the Series B Junior Participating preferred stock are set forth in our Current Report on Form 8-K, filed with the SEC on September 6, 2006, and incorporated in this prospectus by reference.

Removal of Directors Only for Cause

Our Amended and Restated By-laws provide that a director may be removed from office by our shareholders only for “cause”; provided, however, that, if the Board recommends removal of a director, then the shareholders may remove such director without “cause.”  As used in the Amended and Restated By-laws, “cause” exists only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged liable for actions or omissions in the performance of his or her duty to us in a matter which has had a materially adverse effect on our business.

Advance Notice Requirements

Our Amended and Restated By-laws impose advance notice and informational requirements for shareholder proposals and nominations of directors to be considered at meetings of shareholders.

Bylaw Amendments

Our Amended and Restated By-laws generally permit our Board of Directors to amend, alter or repeal our bylaws, except to the extent otherwise provided therein, without the assent or vote of shareholders.

Wisconsin Law

The Wisconsin Business Corporation Law statutory provisions referenced above are intended to encourage persons seeking to acquire control of us to initiate such an acquisition through arms-length negotiations with our Board of Directors and to ensure that sufficient time for consideration of such a proposal, and any alternatives, is available.  The measures are also designed to discourage investors from attempting to accumulate a significant minority position in us and then use the threat of a proxy contest as a means to pressure us to repurchase shares of our Common Stock at a premium over the market value. To the extent that such measures make it more difficult for, or discourage, a proxy contest or the assumption of control by a holder of a substantial block of our Common Stock, they could increase the likelihood that incumbent directors will retain their positions and may also have the effect of discouraging a tender offer or other attempt to obtain control of us, even though such attempt might be beneficial to us and our shareholders.

EXPERTS

The consolidated financial statements of Merge Technologies Incorporated (the “Company”) as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein in reliance on the reports of KPMG LLP (“KPMG”), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses KPMG’s opinion that Merge Technologies Incorporated did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management identified and included in management’s assessment material weaknesses relating to revenue recognition, income taxes, business combinations, and an ineffective control environment.

The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that the Company acquired Cedara Software Corporation (the “Acquired Entity”) during 2005, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, the Acquired Entity’s internal control over financial reporting associated with total assets of $57,422,000 and net sales of $43,770,000, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2005. KPMG’s audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the Acquired Entity.

LEGAL MATTERS

The validity of the Common Stock offered in this prospectus is being passed upon for us by                                                         , Milwaukee, WI.

INFORMATION WITH RESPECT TO THE REGISTRANT

The information required by this item with respect to us is incorporated in this prospectus by reference to (A) our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on August 30, 2006; (B) our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, and June 30, 2006, filed with the SEC on August 30, 2006, and September 6, 2006, respectively; and (C) our Current Reports on Form 8-K filed with the SEC on September 6, 2006, and September 11, 2006.

ExchangeCo

ExchangeCo is a direct wholly-owned subsidiary of Merge Holdings.  ExchangeCo was incorporated under the Business Corporations Act (Ontario) on January 12, 2005, for the purpose of effecting our business combination with Cedara Software Corp.  ExchangeCo’s only material assets are issued and outstanding Cedara Software Corp. common shares.  ExchangeCo’s registered office is located at 199 Bay Street, Commerce Court West, Suite 2800, Toronto, Ontario, Canada M5L 1A9.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC.  We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering under this prospectus.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement.  For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.  You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms.  Our SEC filings are also available at the SEC’s web site at www.sec.gov.

The SEC allows us to “incorporate by reference” in the registration statement of which this prospectus is a part other information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus; however, to the extent that there are any inconsistencies between information presented in this prospectus and information contained in incorporated documents filed with the SEC before the date of this prospectus, the information in this prospectus automatically updates and supersedes the earlier information.  Specifically, we incorporate by reference:

•                  our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•                  our Current Reports on Form 8-K filed with the SEC on January 4, 2006, February 27, 2006, March 17, 2006, March 23, 2006, April 6, 2006, May 16, 2006, May 22, 2006, June 7, 2006, July 3, 2006, July 7, 2006, July 11, 2006, July 20, 2006, August 16, 2006, August 21, 2006, September 6, 2006, and September 11, 2006;

•                  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on August 30, 2006; and

•                  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed with the SEC on September 6, 2006.

The registration statement on Form S-1 of which this prospectus is a part and all of the reports or documents that have been incorporated by reference in the prospectus contained in the Registration Statement but not delivered with the prospectus may be accessed on our web site at www.merge.com under the section captioned “Investor Relations — SEC Filings.”  We will also provide without charge upon written or oral request, to each person to whom a copy of this prospectus is delivered, a copy of such reports or documents.  Requests should be directed to:

Merge Technologies Incorporated
6737 West Washington Street, Suite 2250
Milwaukee, WI 53214
Attention: Investor Relations
(414) 977-4000
shareholderinfo@merge.com

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except as indicated) of the amount of fees and expenses payable by the registrant in connection with the issuance and distribution of the common stock pursuant to the prospectus contained in this Registration Statement.  The registrant will pay all of these expenses.

Amount
SEC registration fee (actual)	$
Listing fees (actual)
Accountants’ fees and expenses
Legal fees and expenses
Printing and engraving expenses
Miscellaneous expenses
Total	$

Item 14. Indemnification of Directors and Officers.

Under Wisconsin law, the registrant’s directors and officers are entitled to mandatory indemnification from the registrant against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding, and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to us and such breach or failure constituted: (i) a willful failure to deal fairly with the registrant or the registrant’s shareholders in connection with a matter in which the director or officer had a material conflict of interest; (ii) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.  Wisconsin law allows a corporation to limit its obligation to indemnify officers and directors by providing so in its articles of incorporation.  The registrant’s Amended and Restated By-laws provide for indemnification of directors and officers to the fullest extent permitted by Wisconsin law.

Item 15. Recent Sales of Unregistered Securities.

The registrant did not sell any shares of its common stock in transactions not registered under the Securities Act of 1933, as amended, within the past three years.

Item 16. Exhibits and Financial Statement Schedules.

(a)           Exhibits

2.1	Merger Agreement by and among Merge Technologies Incorporated, RL Acquisition Corp., RIS Logic Incorporated and the Principal Shareholders of RIS Logic Incorporated dated July 9, 2003. **
2.2

Merger Agreement by and between Merge Technologies Incorporated, AccuImage Diagnostics Corp., ADI Acquisition Corp. and the Principal Shareholder of AccuImage Diagnostics Corp. dated November 24, 2004.(8)

2.3	Merger Agreement by and between the Registrant, Cedara Software Corp. and Corrida, Ltd. dated January 17, 2005.(9)
3.1

Articles of Incorporation of Registrant (2), Articles of Amendment as filed on December 28, 1998 (3), Articles of Amendment as filed on September 2, 1999 (4), Articles of Amendment as filed on February 23, 2001 (4), Articles of Amendment as filed on August 9, 2002 (7) and Articles of Amendment as filed on May 27, 2005 (11)

3.2	Amended and Restated Bylaws of Registrant. (18)
4.1	Rights Agreement, dated as of September 6, 2006, between the Registrant and American Stock Transfer & Trust Co. (19)
5.1	Opinion as to the legality of the Registrant’s common stock being registered hereby ##
10.1	Employment Agreement entered into as of March 1, 2004, between Registrant and Richard A. Linden.(7)
10.2	Employment Agreement entered into as of March 1, 2004, between Registrant and William C. Mortimore.(7)
10.3	Employment Agreement entered into as of March 1, 2004, between Registrant and Scott T. Veech.(7)
10.4	Letter Agreement dated May 12, 2006, between Registrant and Scott T. Veech.(15)
10.5	Employment Agreement entered into as of April 1, 2006, between Registrant and David M. Noshay.(14)
10.6	Employment Agreement entered into as of April 1, 2006, between Registrant and Robert J. White.(14)
10.7	Key Officer Agreement entered into as of October 12, 2005, by and between Registrant and Steven M. Oreskovich. (17)
10.8	Letter Agreement dated July 2, 2006, by and between Registrant and Steven M. Oreskovich.(16)
10.9	1996 Stock Option Plan for Employees of Registrant dated May 13, 1996,(2) as amended and restated in its entirety as of September 1, 2003.(5)
10.10	1998 Stock Option Plan For Directors.(1)
10.11	2003 Stock Option Plan of Registrant dated June 24, 2003, and effective July 17, 2003.(5)
10.12

Loan Agreement dated as of November 21, 2003, by and between Registrant and Lincoln State Bank,(7) First Amendment to Credit Agreement dated as of September 27, 2005, by and between Registrant and Lincoln State Bank.(12)

10.13	2005 Equity Incentive Plan adopted March 4, 2005, and effective May 24, 2005.(10)
10.14	Termination Agreement between Cedara Software Corp., Abe Schwartz and Merge Technologies Incorporated dated June 1, 2005.(13)
10.15	Form of Non-Qualified Stock Option Agreement under Registrant’s 2005 Equity Incentive Plan. (19)
10.16	Form of Employee Incentive Stock Option Agreement under Registrant’s 2005 Equity Incentive Plan. (17)
10.17	Form of Director Non-Qualified Stock Option Agreement under Registrant’s 2005 Equity Incentive Plan. (17)
10.18	Employment Agreement, dated September 6, 2006, between the Registrant and Kenneth D. Rardin. (17)
21	Subsidiaries of Registrant. (17)
23.1	Consent with respect to the opinion contained in Exhibit 5, to be included in such opinion ##.
23.2	Consent of KPMG LLP, independent registered public accounting firm, with respect to financial statements of the Registrant.
24	Power of attorney (see signature page of the Registration Statement)
99.1

Plan of Arrangement under Section 182 of the Ontario Business Corporations Act for the Merger Agreement by and between Merge Technologies Inc., Cedara Software Corp. and Corrida, Ltd. dated January 17, 2005.

99.2	Voting and Exchange Trust Agreement Memorandum of Agreement dated June 1, 2005, among the Registrant, Merge Cedara ExchangeCo Limited and Computershare Trust Company of Canada.
99.3	Support Agreement dated June 1, 2005, among the Registrant, Merge Cedara ExchangeCo Limited and Merge Technologies Holdings Co.

**                                  Previously Filed

##                                  To be filed by Amendment

(1)                                  Incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

(2)                                  Incorporated by reference from Registration Statement on Form SB-2 (No. 333-39111) effective January 29, 1998.

(3)                                  Incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended March 31, 1999.

(4)                                  Incorporated by reference from Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.

(5)                                  Incorporated by reference from Quarterly Report on Form 10-Q for the three months ended September 30, 2003.

(6)                                  Incorporated by reference from Current Report on Form 8-K dated July 17, 2003.

(7)                                  Incorporated by reference from Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

(8)                                  Incorporated by reference from Current Report on Form 8-K dated November 24, 2004.

(9)                                  Incorporated by reference from Current Report on Form 8-K dated January 18, 2005.

(10)                            Incorporated by reference from Registration Statement on Form S-8 (No. 333-125386) effective June 1, 2005.

(11)                            Incorporated by reference from Current Report on Form 8-K dated June 6, 2005.

(12)                            Incorporated by reference from Current Report on Form 8-K dated September 28, 2005.

(13)                            Incorporated by reference from Quarterly Report on Form 10-Q for the three months ended June 30, 2005

(14)                            Incorporated by reference from Current Report on Form 8-K dated April 1, 2006.

(15)                            Incorporated by reference from Current Report on Form 8-K dated May 12, 2006.

(16)                            Incorporated by reference from Current Report on Form 8-K dated June 29, 2006.

(17)                            Incorporated by reference from Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(18)                            Incorporated by reference from Current Report on Form 8-K dated September 6, 2006.

(19)                            Incorporated by reference from Form 8-A dated as of September 6, 2006.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchase with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(3)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on October 23, 2006.

MERGE TECHNOLOGIES INCORPORATED

By:	/s/ Kenneth D. Rardin
Kenneth D. Rardin President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Kenneth D. Rardin, Douglas R. Newkirk and Steven M. Oreskovich his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-1 (including any registration statement filed pursuant to Rule 462(b), (c) or (d) under the Securities Act of 1933, and all amendments thereto) and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on October 23, 2006.

Signature	Title

/s/ Kenneth D. Rardin	President, Chief Executive Officer and Director
Kenneth D. Rardin	(principal executive officer)

/s/ Steven M. Oreskovich	Chief Accounting Officer, interim Treasurer and interim Secretary
Steven M. Oreskovich	(principal accounting officer and interim principal financial officer)

Chairman of the Board
Michael D. Dunham

/s/ Robert A. Barish, M.D.	Director
Robert A. Barish, M.D.

/s/ Dennis Brown	Director
Dennis Brown

/s/ Robert T. Geras	Director
Robert T. Geras

/s/ Anna Marie Hajek	Director
Anna Marie Hajek

/s/ R. Ian Lennox	Director
R. Ian Lennox

/s/ Kevin E. Moley	Director
Kevin E. Moley

/s/ Kevin G. Quinn	Director
Kevin G. Quinn

/s/ R. Ramkumar	Director
Ramamritham Ramkumar

/s/ Richard A. Reck	Director
Richard A. Reck